SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2010

XTREME LINK, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	333-148098	20-5240593
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1 Xingqing Road, Cuiting Plaza, Suite 2201
Xi’an, Shaanxi Province
People’s Republic of China 710032
 (Address of Principal Executive Offices)

(86) 29-83213199
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Current Report on Form 8-K (“Form 8-K”) and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s pro forma financial statements and the related notes filed with this Form 8-K.

Item 1.01    Entry into a Material Definitive Agreement

As more fully described in Item 2.01 below, on September 7, 2010, Xtreme Link, Inc. (“the Registrant”), executed a share exchange agreement (the “Exchange Agreement”) by and between Orient New Energy Investments Limited, a British Virgin Islands investment holding company (“Orient”), and the holders of 100% of Orient’s issued and outstanding capital stock (the “Orient Stockholders”), on the one hand, and the Registrant and Hong Gao (“Ms. Gao”) on the other hand. A copy of the Exchange Agreement executed by the parties is included as Exhibit 2.1 and filed with this current report on Form 8-K.

Orient owns 100% of Orient New Energy Holdings Limited, a Hong Kong investment holding company (“Orient Hong Kong”), which in turn owns 100% of Orient New Energy Xi’an Ltd., a limited liability company organized in the People’s Republic of China (“PRC” or “China”) and a wholly foreign-owned enterprise under PRC laws (“Orient Xi’an”). Orient Xi’an has entered into a series of contractual arrangements with Xi’an Orient Petroleum Group Co., Ltd., a PRC limited liability company (“Orient Petroleum”). The contractual arrangements are discussed below in Item 2.01 under the section titled “Description of Business – Relationships with Orient Petroleum and its Owners.”

At the closing of the Exchange Agreement (the “Closing”), which occurred on September 7, 2010 (the “Closing Date”), the Registrant issued 27,100,000 shares of its common stock to the Orient Stockholders in exchange for 100% of the capital stock of Orient (the “Exchange”). Concurrently, Ms. Gao cancelled 13,250,000 shares of the Registrant’s common stock held by her, which constituted 82.04% of the Registrant’s issued and outstanding common stock immediately prior to the Closing. Immediately after the Closing, the Registrant had a total of 30,000,000 shares of common stock issued and outstanding, with the Orient Stockholders owning approximately 90.33% in the aggregate, and the balance held by those who held the Registrant’s common stock prior to the Closing. Prior to the Exchange, the Registrant was a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Exchange, the Orient Stockholders became the Registrant’s controlling shareholders and Orient became the Registrant’s wholly-owned subsidiary, and the Registrant acceded to the businesses and operations of Orient, which are conducted by Orient Petroleum in China. Throughout this Form 8-K, Orient, Orient Hong Kong, Orient Xi’an and Orient Petroleum are sometimes collectively referred to as “Orient Petroleum Group.”

Terms and Conditions of the Share Exchange Agreement

The following is a brief description of the terms and conditions of the Agreement that are material to the Registrant:

Issuance of Common Stock. On the Closing Date, the Registrant shall issue 27,100,000 shares of its common stock to the Orient Stockholders in exchange for 100% of the issued and outstanding capital stock of Orient.

Cancellation of Common Stock. On the Closing Date, Ms. Gao shall return all of the shares of the Registrant’s common stock held by her to the Registrant for cancellation.

Change in Management. In connection with the Exchange, and as more fully described in Item 5.02 below, Terry Hahn, the Registrant’s sole executive officer immediately prior to the Exchange, shall resign, and Anping Yao shall be appointed as the Registrant’s new chief executive officer, and Bin Fu shall be appointed as the Registrant’s new chief financial officer and secretary, effective at the Closing. Additionally, Mr. Hahn, as the Registrant’s sole director immediately prior to the Exchange, shall resign from the Registrant’s board of directors, and Anping Yao and Yan Tian shall be appointed to replace him, effective at Closing, with Mr. Yao as chairman of the board of directors.

Item 2.01    Completion of Acquisition or Disposition of Assets

On September 7, 2010, the Registrant consummated the Exchange referenced in Item 1.01 of this Form 8-K, and acquired 100% of the capital stock of Orient. As a result, the Registrant acquired control of the businesses and operations of Orient Petroleum Group, which are conducted in China by Orient Petroleum and controlled by Orient Xi’an through contractual arrangements between Orient Xi’an and Orient Petroleum. The description of the material terms and conditions of the Exchange Agreement as described in Item 1.01 above is incorporated herein by reference.

The Exchange Agreement and the transactions contemplated thereunder were approved by the Registrant’s board of directors, as well as Orient’s board of directors and the Orient Stockholders. Except for the Exchange Agreement and the transactions contemplated thereunder, neither the Registrant nor its sole officer and director serving immediately prior to the consummation of the Exchange had any material relationship with Orient or any Orient Stockholder.

As a result of the Exchange, the Registrant’s principal business is now that of Orient Petroleum Group, as more fully described below. The information provided hereinafter in this Item 2.01 with respect to Orient Petroleum Group is intended to comply with the disclosure requirements of Form 10 prescribed under the Exchange Act.

DESCRIPTION OF BUSINESS

Except as otherwise indicated by the context, references to “we”, “us” or “our” hereinafter in this Form 8-K are to the combined business of Orient Petroleum Group, except that references to “our common stock”, “our shares of common stock” or “our capital stock” or similar terms shall refer to the common stock of the Registrant.

Overview

Orient Petroleum Group is engaged in two energy-related business segments in China, the wholesale distribution of finished oil products and the operation of retail gas stations. Our wholesale business currently covers eight provinces, and includes gasoline, diesel and methanol gasoline supplied to us by various petroleum distributors and refineries in Shaanxi Province. We maintain three sales offices in Shaanxi Province where the majority of our current customers are concentrated. We own one oil storage depot and lease another one, both located in Xi’an, the capital of Shaanxi Province. We also have access to a 7-kilometer dedicated railway line at one of our depots, which connects to state-owned railway. Tanker trucks deliver our products from our other depot throughout Shaanxi Province and beyond. We are one of 19 non-state-owned distributors in Shaanxi Province that are licensed to sell finished oil products. We distributed 211,476.61 metric tons, 178,997.61 metric tons and 141,686.83 metric tons of finished oil products in our fiscal years ended March 31, 2010, 2009 and 2008, respectively, and 55,194.02 metric tons and 52,152.10 metric tons in the three months ended June 30, 2010 and 2009, respectively. We plan to grow our wholesale business by expanding our distribution coverage of both existing and new markets.

We are also a retail distributor of all grades of gasoline and diesel, and currently operate 13 retail gas stations in Shaanxi Province, the majority of which are located in Xi’an. The average annual sales volume of each gas station is 3,153.8 metric tons for our fiscal year ended March 31, 2010, 2009 and 2008. We plan to continue to expand our portfolio of retail gas stations through leasing arrangements or acquisitions, and are continuously looking for high-traffic locations within and outside of Xi’an.

Our net sales and net income for the three months ended June 30, 2010 and 2009, and for the years ended March 31, 2010, 2009 and 2008, are as follows (amounts in million):

	Three months ended June 30,		Years ended March 31,
	2010	2009	2010	2009	2008
	(unaudited)
Net Sales	$52.6	$39.3	$173.7	$142.6	$95.6
Net Income	$5.6	$3.5	$17.3	$9.9	$7.3

The selling price and the cost basis of our products, however, are largely dependent on the price of crude oil. The Chinese government has control on the sales price of finished oil products and the price of crude oil.

Corporate Organization

Orient is an investment holding company established in British Virgin Islands on November 28, 2008. Other than holding 100% of the outstanding equity interests of Orient Hong Kong, Orient has no separate operations of its own.

Orient Hong Kong is an investment holding company established in Hong Kong Special Administrative Region on March 12, 2009. Other than holding 100% of the outstanding equity interests of Orient Xi’an, Orient Hong Kong has no separate operations of its own.

Orient Xi’an is a limited liability company organized in the PRC on July 30, 2010, with registered capital of $16 million, 15% of which is required to be paid within 90 days from the date of organization and the balance of which is due within two years from the issuance date of its business license. Because all of its outstanding equity interests are held by Orient Hong Kong, Orient Xi’an is deemed a wholly foreign owned enterprise, or WFOE, under applicable PRC law. The principal purpose of Orient Xi’an is to manage, hold and own rights in and to the businesses, operations and profits of Orient Petroleum, which it does through a series of contractual arrangements.

Orient Petroleum is a limited liability company organized in the PRC on December 4, 1996, with registered capital of 500,000 Renminbi (“RMB”). The registered capital was subsequently increased, and is currently RMB 100 million, all of which has been fully paid by its owners. Orient Petroleum has three equity owners, including Anping Yao (92%), who has been appointed as the Registrant’s chief executive officer and chairman of the board of directors in connection with the Exchange referenced in Item 1.01 of this Form 8-K. All of our business operations are conducted by Orient Petroleum, for which it has the necessary licenses, permits and approvals.

Orient Petroleum and its three owners entered into contractual arrangements with Orient Xi’an on August 12, 2010. Concurrently, the owners entered into an entrustment agreement and a call option agreement with Jia Rosales Yao, a Philippines passport holder and the sole shareholder of Ultimate Sino Holdings Limited, a British Virgin Islands company and the majority shareholder of Orient (“Ultimate”). Through these two agreements, the owners acquired control of, and have the right to acquire 100% ownership of Ultimate, thereby achieving indirect control of Orient and establishing common control between Orient and Orient Petroleum.

Contractual Agreements with Orient Petroleum and its Owners

We do not own any equity interests in Orient Petroleum, but control and receive the economic benefits of its business operations through contractual arrangements. According to the Catalogue for the Guidance of Foreign Investment Industries jointly issued by State Development and Reform Commission and Ministry of Commerce on October 31, 2007, the wholesale of petroleum products and the operation of gas stations falls within the category of restricted foreign investment industries, and a foreign investor (including a WFOE) can only hold a minority ownership interest in a PRC company engaged in wholesale of petroleum products or that has 30 or more gas stations. In order to comply with such domestic ownership requirements, we have, through Orient Xi’an, a series of exclusive contractual agreements with Orient Petroleum and its owners (the “Owners”). Through these contractual arrangements, we have the ability to, among other things, substantially influence Orient Petroleum’s business operations, policies and management and to approve all matters requiring owner approvals, and we have the right to include 100% of the annual net income earned by Orient Petroleum as part of our combined financial statements.

We have been advised by our PRC counsel, Allbright Law Offices in Shanghai, that the contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. The contractual arrangements, as currently in effect, are comprised of the following:

Consulting Services Agreement.  Pursuant to the consulting services agreement, Orient Xi’an shall provide Orient Petroleum with general consulting services relating to its business operations, human resources and business development on an exclusive basis.  Additionally, Orient Xi’an shall own any intellectual property rights that are developed during the course of providing these services.  Orient Petroleum shall pay a quarterly consulting service fee in RMB equal to its net income for such quarter to Orient Xi’an.  The consulting services agreement is in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Orient Xi’an terminates its operations; (d) Orient Petroleum’s business license or any other approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement.  Additionally, Orient Xi’an may terminate the agreement without cause.

Operating Agreement.  To ensure that Orient Petroleum is able to perform its obligations under the consulting services agreement, the operating agreement provides that Orient Petroleum may not engage in any transactions that could materially affect its assets, liabilities, rights or operations without Orient Xi’an’s prior consent, including without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. Additionally, Orient Petroleum must abide by the corporate policies set by Orient Xi’an in connection with its daily operations, financial management and personnel, and the Owners must appoint Orient Xi’an’s nominees as directors and senior executives of Orient Petroleum. Orient Petroleum also agrees to pledge all of its assets to Orient Xi’an. In return, Orient Xi’an agrees to guarantee Orient Petroleum’s contractual performance of their agreements with any third party. The term of this agreement is 20 years unless sooner terminated upon a 30-day written notice from Orient Xi’an or by any other agreements reached by all parties.  The term may be extended only upon Orient Xi’an’s written confirmation prior to the expiration of the agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement.  To further guarantee Orient Petroleum’s performance of its obligations under the consulting services agreement and to provide Orient Xi’an with an additional enforcement mechanism of its rights thereunder, the Owners agree, under the equity pledge agreement, to pledge all of their equity interests in Orient Petroleum to Orient Xi’an. During the term of the agreement, which shall expire two years from the fulfillment of Orient Petroleum’s obligations under the consulting services agreement, Orient Xi’an shall be entitled to all dividends declared on or paid to the pledged equity interests, and the Owners shall not dispose of the pledged equity interests or take any actions that would prejudice Orient Xi’an’s interest. Additionally, if Orient Petroleum or the Owners breach their respective contractual obligations, Orient Xi’an, as pledgee, shall be entitled to certain rights, including, but not limited to, the right to vote with, control and sell the pledged equity interests.  The Owners also grant Orient Xi’an an irrevocable power of attorney to carry out the security provisions of the equity pledge agreement, to take effect automatically upon the occurrence of any event of default. Under Article 226 of The PRC Property Law, the pledge of the pledged equity interests shall take effect upon registration of the pledge with the relevant Administration for Industry and Commerce. Prior to such registration, Orient Xi’an shall be entitled to enforce the terms of equity pledge agreement under The PRC Contract Law.

Voting Rights Proxy Agreement.  To facilitate Orient Xi’an’s exercise of its rights under the operating agreement, the Owners irrevocably grant Orient Xi’an, pursuant to the voting rights proxy agreement, the right to exercise all their voting rights as owners of Orient Petroleum.  This agreement may not be terminated without the unanimous consent of all parties, except that Orient Xi’an may terminate the agreement with or without cause upon 30-day written notice to the Owners.

Option Agreement.  In the event PRC law should change in the future so as to allow Orient Xi’an to hold Xi’an Petroleum’s equity interests directly, Orient Xi’an shall be able to do so under the option agreement, pursuant to which the Owners irrevocably grant Orient Xi’an or its designee an exclusive option to purchase all or part of the equity interests in Orient Petroleum for the cost of the Owners’ original contributions to Orient Petroleum’s registered capital or the minimum amount of consideration permitted by applicable PRC law.  Orient Xi’an or its designee has sole discretion to decide when to exercise the option, whether in part or in full.  The term of this agreement is ten years from August 9, 2010, and may be extended prior to its expiration by written agreement of the parties.

As a result of the foregoing contractual arrangements, we are considered the primary beneficiary of Orient Petroleum. Accordingly, we combine its results, assets and liabilities in our financial statements.

Post-Exchange Corporate Structure

The following diagram illustrates our corporate structure after the Closing of the Exchange:

(1)
From and after the Exchange, the management of the Registrant includes: Anping Yao as chairman of the board of directors and chief executive officer, Bin Fu as chief financial officer and secretary, and Yan Tian also as a director.

(2)	The management of Orient is comprised of Jia Rosales Yao as its managing director. The Registrant is the sole shareholder of Orient.

(3)	The management of Orient Hong Kong is comprised of Jia Rosales Yao as its managing director. Orient is the sole shareholder of Orient Hong Kong.

(4)
The management of Orient Xi’an is comprised of Anping Yao as its executive director. Orient Hong Kong is the sole shareholder of Orient Xi’an, and as such, Orient Xi’an is a wholly-foreign owned enterprise or WFOE.

(5)
Orient Xi’an controls Orient Petroleum through contractual arrangements, including a consulting services agreement, operating agreement, equity pledge agreement, voting rights proxy agreement and option agreement.

(6)
The management of Orient Petroleum includes: Anping Yao as chairman, Gongping He as vice president of operations, Ruike Yuan as vice president of administration, Xuewu Chen as vice president of sales, Na Li as vice president of financial affairs, Yadong Ma as services manager and Yong Yang as sales manager. As of the date of this current report: Mr. Yao, Xi’an Sea Petroleum & Chemical Co., Ltd., and Songling Tian own 92%, 5% and 3% of Orient Petroleum, respectively.

Our Business Operations

Wholesale Distribution of Finished Oil Products

We sell on a wholesale basis finished oil products including gasoline, diesel and methanol gasoline. Gasoline and diesel represent the majority of finished oil products consumed, with automobiles as the most important driver of gasoline consumption. Diesel and methanol gasoline are mainly used in agricultural machines and other vehicles with the appropriate engines. Wholesale distribution of finished oil products accounted for approximately 71.63% and 75.37% of our net sales for the three months ended June 30, 2010 and 2009, respectively, and approximately 72.89%, 76.48% and 76.19% of our net sales for fiscal years ended March 31, 2010, 2009 and 2008, respectively.

Customers

We currently have over 200 wholesale customers, among which more than 180 are located within Shaanxi Province. For the three months ended June 30, 2010 and 2009, our top five wholesale customers collectively represented approximately 20.5% and 10.9% of our net sales, respectively. For fiscal years ended March 31, 2010, 2009 and 2008, our top five wholesale customers collectively represented approximately 12.8%, 17.9% and 16.2% of our net sales, respectively. For the three months ended June 30, 2010, one customer, Changzhi Zhengrui Petro-Chemical Co., Ltd., accounted for 13% of our total sales.

We enter into supply contracts with our wholesale customers that are typically between one and three years in length and that require the customers to purchase a minimum amount of specified oil products at market price during each year of the contract. Payments are due upon order. Customers may take delivery of their purchases at our depots or pay us to deliver them to their locations.

Sales and Marketing

Our wholesale distribution network currently covers eight provinces, including Shaanxi, Sichuan, Henan, Shanxi, Gansu, Inner Mongolia, Hubei and Ningxia. We currently employ 18 full-time salespersons in three sales offices located in Shaanxi Province. We chose the locations of our sales office locations based on their proximities to the majority of our customers and suppliers. As our business expands, we intend to further expand our sales network and develop more sales channels. We plan to increase our sales volume through increasing our distribution footprint in both existing and new market (such as increasing the number of salespersons and establishing more regional sales offices).

We do not offer discounts to our customers as the price of our products is primarily determined by market price and subject to price cap set by the provincial government. However, customers who purchase a large amount of products may enjoy the priority of supply from us in case of oil shortage.

Competition

Although barriers to entry in our industry are high due to stringent licensing requirements and the need for significant storage capacity, we face competition from both state-owned and non-state-owned companies based in Shaanxi Province and elsewhere that engage in wholesale distribution of finished oil products. In addition to state-owned petroleum enterprises such as China Petroleum & Chemical Corporation, also known as “SINOPEC” and PetroChina Company Limited, there are currently 19 non-state-owned enterprises (including us) in Shaanxi Province licensed to distribute finished oil products. Of the non-state-owned enterprises, seven of them currently distribute finished oil products similar to ours, including Shaanxi Dongda Petro-Chemical Co., Ltd., China Integrated Energy, Inc. and Shaanxi Zhonglian Petroleum Co., Ltd. Many of our competitors may have greater financial resources, sales resources, storage capacity and transportation capacity than we do, and may have exclusive supply and purchase arrangements with suppliers as a result of long-term relationships.

We believe we have the following advantages over our competitors:

●
Mature operational infrastructure. We were one of the first non-state-owned enterprises to engage in the wholesale distribution of finished oil products in Shaanxi Province. During the past 20 years, we have gradually built up our operational infrastructure, including extensive distribution channels, two oil storage depots and convenient access to strategic railway lines. We also have the relevant licenses to conduct our wholesale distribution business, which are becoming increasingly difficult for new entrants to our industry to obtain.

●
Established customer relationships. We have been in the wholesale finished oil business for almost 20 years since the incorporation of our predecessor Xi’an Lianhu Petroleum Chemical Co., Ltd. in 1991. We focus on customer satisfaction and believe that we have consistently provided high quality products and services to our customers. With our business approach to achieve a consistent increase of sales volume while improving our administrative efficiency, we began referring our smaller customers to purchase from our larger customers that we have established long-term relationships with. As a result, our number of wholesale customers has decreased from 448 in fiscal 2008 to 222 in fiscal 2010 while our sales volume has increased over the same period of time.

●
Stable supply source. Shaanxi Yanchang Petroleum (Group) Co., Ltd. (“Yanchang Group”), one of the four largest crude oil and gas exploration enterprises in China with over 10 million metric tons of refinery capacity, is our largest oil supplier. We also maintain good relationships with other state-owned oil suppliers such as PetroChina and China National Offshore Oil Corporation.

●
Railway access. We benefit from our dedicated railway line connecting one of our oil depots to Shaanxi Province’s main railway. We stopped using the railway line for our other depot, however, because the loading capacity at the depot does not meet current requirement of the PRC Ministry of Railways. We are trying to obtain the necessary governmental approval to use the railway line, but we cannot give assurance that such approval will be issued.

●
Storage capability. We have an aggregate oil depot storage capacity of 18,000 m [3] (approximately 4.8 million gallons). Aside from large upfront capital requirements, new entrants to this industry must also have significant storage capacity to be able to compete, which is a barrier to entry for new competitors.

Operating Licenses

We hold a Certificate for Wholesale Distribution of Finished Oil (the “Wholesale License”), granted by the PRC government.  The Wholesale License allows us to sell our products to wholesale customers and other users of gasoline, kerosene and diesel, and must be renewed every 5 years.  We hold this license at the discretion of the PRC government.  We also hold a Dangerous Chemical Distribution License (the “DCD License”) that allows us and our personnel to handle and transport gasoline and diesel oil. The DCD License is renewable upon expiration. The Constitution of the PRC states that all mineral and oil resources belong to the State.  Therefore, without these licenses, we would not be able to sell our products.

Operation of Retail Gas Stations

In addition to our wholesale distribution of finished oil products, we also sell gasoline and diesel directly to end users through the retail gas stations that we operate.

We currently operate 13 retail gas stations, 10 of which are located in Xi’an and the other three are located in nearby municipalities. All stations sell gasoline and diesel. Our customers include automobile, bus and truck drivers. The number of employees at each gas station varies from 11 to 20. We own two of the gas stations (excluding their related land use rights) and operate the other 11 on 10-15 years renewable leases that also give us full management and operational rights during their terms. Our lessors pay the expenses in connection with land use rights and annual inspection of operating licenses for the leased gas stations. The operating licenses for two of the leased gas stations are transferred to us during the duration of the leases, which we will transfer back to the lessors upon termination of lease. Our gas stations are located at streets and highways with heavy traffic volumes, and are open 24 hours a day. We also have road tankers that transport products from our oil depot to our gas stations.

Retail gas sales at our gas stations accounted for approximately 28.61% and 24.80% of our net sales for the three months ended June 30, 2010 and 2009, and approximately 27.37%, 23.74% and 24.08% of our net sales for fiscal years ended March 31, 2010, 2009 and 2008, respectively.

Competition

We face competition from both state-owned and private retail gas station operators. Such companies may have greater financial resources, sales resources, storage capacity and transportation capacity than we do, and may have exclusive supply and purchase arrangements with suppliers as a result of long-term relationships. We also face competition from international energy companies such as Royal Dutch Shell, which currently operates 41 gas stations in Shaanxi Province.

We believe we have the following advantages over our retail gas station competitors:

●	Location of gas stations. Our retail gas stations are geographically concentrated so that we are able to oversee their daily operations, and in high-trafficked areas for steady customer source.

●
Flexible pricing strategy. Although the prices of finished oil products are subject to government control, we can adjust our retail pricing within the government price limit based on supply and demand conditions as well as the local economy.

Operating Licenses

In addition to business licenses issued by the municipal Administration for Industry and Commerce, each of our retail gas station holds a renewable Operating License for Hazardous Chemical (the “Hazardous Chemical License”) and a renewable Operating License for Retail Sale of Finished Oil (the “Retail License”) that allows us to sell gasoline, kerosene and diesel. Both licenses are subject to annual inspections - the Hazardous Chemical License by the provincial Administration of Work Safety and the Retail License by the provincial Department of Commerce - and failure to pass the annual inspection may lead to their revocations.

Suppliers

We purchase gasoline, diesel, naphtha (primarily used as addictive for methanol), methanol and gasoline addictives from various petroleum refineries and suppliers in Shaanxi Province. We enter into one-year contracts with our suppliers that require us to purchase a minimum amount of specified oil products at market price during the year, which are delivered to our depots through ground transportation. Our contracts with our suppliers also require payment before delivery.

Our largest suppliers for the year ended March 31, 2010, by product type, are as follows:

Type of Product	Name of Supplier	% of Total Purchase
Gasoline	Shaanxi Yanchang Petroleum (Group) Co., Ltd.	57.38
Diesel	Shaanxi Yanchang Petroleum (Group) Co., Ltd.	57.38
Naphtha	Huawei Commerce Co., Ltd.	100.00
Methanol	Yulin Gas Chemical Co., Ltd.	100.00
Gasoline Addictives	Xi’an Putian Petroleum Co., Ltd.	100.00

While we are dependent on these suppliers for our finished oil products, we are always seeking other supply sources and believe that we can find alternative suppliers with comparable terms within a reasonable amount of time without any significant disruption in our operations.

Storage

We currently use two oil storage depots, both located in Xi’an, which in the aggregate have the capacity to store approximately 4.8 million gallons of finished oil. We acquired one of the depots from a private petroleum company for RMB 20.5 million in 2005. We lease the other depot for RMB 650,000 a year under a 15-year renewable lease. Both depots are facilitated with oil tanks, flow-lines, weighing machines and loading platforms. One of our oil storage depots also has access to a 7-kilometer dedicated railway line which connects to the main railway. Oil is currently delivered to and from the other depot by tanker trucks.

Research and Development

We are currently researching and developing a methanol-based substitute for automobile gasoline. However, we cannot provide assurance that this or any project that we may conduct in the future will ultimately be successful or commercially viable. Additionally, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, and we cannot provide assurance that we will be able to meaningfully protect our rights in connection with our research and development.

For the years ended March 31, 2010, 2009 and 2008, we spent $29,473.31, $36,841.64 and $22,104.98, respectively, for research and development.  We did no incur research and development expenses during the three months ended June 30, 2010 and 2009.

Intellectual Properties

The Company currently does not own any intellectual properties.

Government Regulations

Finished Oil Distribution

Prior to 2006, significant gaps existed in the laws and regulations pertaining to the finished oil industry, and the relevant rules for this industry were, to some extent, inconsistent and subject to the discretion of the relevant government authorities.

In 2006, greater specificity was added to the rules for commercial activities in the finished oil industry with the enactment of the Measures on the Administration of the Finished Oil Market (promulgated on December 4, 2006 by the PRC Ministry of Commerce (“MOFCOM”) and effective as of January 1, 2007), or the Measures. This regulation provides comprehensive details on the finished oil wholesale and resale application procedures, qualification requirements, and rules for annual inspections. Enterprises (foreign or domestic-funded) meeting certain requirements can submit applications to the MOFCOM for a certificate of approval to conduct gasoline and diesel (including bio-diesel) wholesale, retail and storage businesses.

The first step required in applying to engage in the wholesale of finished oil is a preliminary examination by the provincial MOFCOM where the enterprise is located. Thereafter, the provincial MOFCOM will forward the application materials together with its opinions on the preliminary examination to the MOFCOM, which will then decide on whether to grant the Certificate of Approval for the Wholesale of Finished Oil.

An enterprise applying to engage in the finished oil wholesale business must, among other requirements, possess the following:

(i)	long-term and stable supply of finished oil;

(ii)	a legal entity with a registered capital of no less than RMB 30 million;

(iii)
a finished oil depot, which shall have a capacity not smaller than 10,000 m [3] , conforming to the local urban and rural planning requirements, and be approved by other relevant administrative departments; and

(iv)
Facilities for unloading finished oil such as conduit pipes, special railway lines, and transportation vehicles with a capacity of 10,000 metric tons or more to transport refined oil on the highway or over water to ports.

In practice, it has become increasingly difficult for enterprises (particularly foreign-funded enterprises) to meet the third requirement above. As both the number of available oil depots and state land and resources are reaching full capacity, it is becoming increasingly difficult to procure a finished oil depot with a capacity not smaller than 10,000 m 3.

The application procedure for the retail of finished oil is similar to that for wholesale except that the preliminary examination takes place at the administrative department for commerce at the municipal level, and the certificate of approval is issued at the provincial level.

An enterprise applying to engage in the finished oil retail business must, among other requirements, possess the following:

(i)
long-term and stable channels to finished oil supply and a supply agreement with an enterprise that has been qualified to engage in the wholesale business of finished oil for a period of three years or more in line with its business scale;

(ii)	qualified professional and technical personnel to handle inspections, metrology, storage and fire safety and the safe production of finished oil; and

(iii)	gas stations designed and built to comply with the relevant national standards and approved by the relevant administrative department.

Enterprises possessing certificates of approval are subject to annual inspection by the relevant provincial MOFCOM which will review:

(i)	the execution and performance of finished oil supply agreements;

(ii)	the operation results of the enterprise for the previous year;

(iii)	whether the enterprise and its supporting facilities are in compliance with the technical requirements under the Measures; and

(iv)	The current measures, among other measures, being taken by the enterprise regarding quality control, metrology, fire safety, security and environmental protection.

If we pass the annual inspection, the certificates of approval we hold will continue to be valid. An enterprise failing an annual inspection will be ordered to rectify all deficiencies within a certain time limit by the MOFCOM and/or its provincial branches. If such deficiencies have not been rectified within the specified time limit, its certificates of approval shall be revoked by the original issuing authority.

We currently are in full compliance with the Measures, and hold valid operating licenses to conduct our businesses. However, we cannot provide assurance that we will not fail to satisfy the above mentioned requirements in the future.

Pricing for Finished Oil

The PRC National Development and Reform Commission (“NDRC”) regulates domestic oil prices as part of its macro-management over the economy in order to control dramatic fluctuations in oil prices.

The Administrative Measures on Oil Prices ( trial implementation ), or the Price Measures, promulgated by the NDRC on May 7, 2009 stipulates that the NDRC will adjust domestic finished oil prices when the international market price for crude oil changes more than four percent over 22 consecutive working days. By contrast, crude oil prices are determined solely by enterprises engaging in this industry.

The NDRC adjusts domestic finished oil prices by modifying the retail price cap for gasoline and diesel in all provinces, autonomous regions, and directly administered municipalities. Thereafter, the administrative authorities at the provincial level adjust the wholesale price caps by deducting RMB 30 per metric ton from the corresponding retail price caps. Where there are no specific contractual arrangements for a supplier’s delivery to a retailer, the wholesale price caps may be further deducted to take into account the retailer’s transportation cost among other expenses.

The Price Measures stipulate that the domestic finished oil prices shall be calculated according to the normal profit rate for refiners when the crude oil price on the international market is lower than $80 per barrel. When the international crude oil market price exceeds $130 per barrel, the NDRC will adopt certain fiscal and tax policies to ensure the continuing production and supply of refined oil products. Further, gasoline and diesel prices will only be increased slightly (if at all) in consideration of manufacturers and consumers, as well as the stability of the national economy.

The exact formula for calculating finished oil prices domestically has not been published. However, the NDRC has stated that such formula is based on the weighted average of the international market prices, together with the average domestic processing costs, taxes, fees incurred in distribution channels, and suitable profits for refiners. Moreover, the NDRC adjusts the cost index seasonally in accordance with the actual situation with respect to prices.

According to the Price Measures, Shaanxi Province Price Control Administration shall be responsible for setting the retail price cap of gasoline and diesel oil in Shaanxi Province. We are allowed, subject to the retail price cap set by the provincial government, to determine the retail price of gasoline and diesel products sold at our gas stations.

Environmental Protection

The relevant PRC governmental authorities set national and local environmental protection standards, as well as examine and issue approvals on environmental aspects of different stages of various projects. We are required to file an environmental impact statement, or in some cases, an environmental impact assessment outline, to obtain such approvals. The filing must demonstrate that the project in question conforms to applicable environmental standards. Generally speaking, environmental protection bureaus will issue approvals and permits for projects using modern pollution control measurement technology.

The PRC national and local environmental laws and regulations impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the PRC national and local governments may, at their own discretion, close or suspend any facility which fails to comply with orders requiring it to cease or improve operations causing environmental damage.

In accordance with the requirements of the environmental protection laws of the PRC, we have installed the necessary environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection, and reported to and registered with the relevant local environmental protection department.

Dangerous Chemicals

PRC laws and regulations on dangerous chemicals require that a Dangerous Chemical Distribution License, or the DCD License, be obtained for all companies that handle and transport dangerous chemicals. We obtained the DCD License in May 24, 2010, which will expire on December 31, 2012. It can thereafter be renewed upon application.

Foreign-invested Enterprises Engaging in Oil-related Businesses

Under the Catalogue of Industries for Guiding Foreign Investment, jointly promulgated by the MOFCOM and the NDRC on October 31, 2007 and effective as of December 1, 2007, each of the following falls within the restricted category for foreign investment: wholesale of oil products, the construction and operation of gas stations, and the production of liquid bio-fuels (i.e., fuel ethanol, biodiesel). Foreign investors can only engage in commercial activities involving liquid bio-fuels or retail distribution of finished oil (where the foreign investor possesses 30 or more gas stations or where it sells different brands of oil through different distributors) through a joint venture with a Chinese partner, and the Chinese partner must hold a controlling interest in the joint venture. As a result of these restrictions, all of our business operations are conducted by a domestic entity, Orient Petroleum.

SAFE Regulations Pertaining to Overseas-Listed Companies

Circular 75

The PRC State Administration of Foreign Exchange (“SAFE”) issued the Circular on Issues Relevant to Foreign Exchange Control with Respect to the Round-trip Investment of Funds Raised by Domestic Residents Through Offshore Special Purpose Vehicles (“Circular 75”), on October 21, 2005. Circular 75 requires PRC residents and citizens to register with their local SAFE branches before establishing or acquiring the control of any company outside of China by using domestic assets or equities for the purpose of equity financing. PRC residents and citizens who are stockholders of offshore special purpose companies established before November 1, 2005 were required to conduct overseas investment registration with the local SAFE branches before March 31, 2006. Further, PRC residents and citizens must register all major changes relating to capitalization (including overseas equity or convertible bonds financing) within 30 days upon the occurrence of such changes.

On May 29, 2007, the SAFE issued the Notice on Operating Procedures for the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles (“Notice 106”). Notice 106 clarifies some outstanding issues with respect to Circular 75, and adds various implementing rules. Specifically, it provides for seven schedules to be established by the SAFE in order to track registration requirements for offshore fundraising and roundtrip investments.

Failure to comply with the registration procedures set forth in Circular 75 and any other rules and regulations may result in restrictions on the relevant PRC subsidiary, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity. Non-compliance may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations, and may result in liability under PRC law for foreign exchange evasion.

At present, however, many key terms and provisions in Circular 75 continue to remain unclear and without consistent official interpretations. In addition, implementation by central and local SAFE branches has been inconsistent since adoption of these regulations, which often results in substantial delays in application review and processing.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75. It is anticipated that its application will continued to be subject to significant administrative interpretation, and we will need to closely monitor how the relevant PRC governmental bodies apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC affiliated entities include the Company Law of the PRC (1993), as amended in 2005, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, each of our combined PRC entities, including wholly foreign owned enterprises, or WFOEs, and domestic companies in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our combined PRC entities, including WFOEs and domestic companies, is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends. As of March 31, 2010, the accumulated balance of our statutory reserve funds reserves amounted to RMB 31.9 million (approximately $4.4 million) and the accumulated profits of Orient Petroleum that were available for dividend distribution amounted to RMB 77.1 million (approximately $ 9.1  million).

Taxation

Under the PRC Enterprise Income Tax Law, or EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of entities organized under the laws of foreign jurisdictions on a case-by-case basis.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our respective worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although the EIT Law provides that “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” is exempted income, and the implementing rules of the EIT Law refers to “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” as the investment proceeds obtained by a resident enterprise from its direct investment in another resident enterprise, it is still unclear whether the dividends we receive from Shaanxi Biostar constitute “dividend between qualified resident enterprises” and consequently are qualified for tax exemption.

Moreover, the State Administration of Taxation issued a circular, or Circular 698, on December 10, 2009, that reinforces taxation on transfer of non-listed shares by non-resident enterprises through overseas holding vehicles. Circular 698 apply retroactively and were deemed to be effective as of January 2008.  Pursuant to Circular 698, where (i) a foreign investor who indirectly holds equity interest in a PRC resident enterprise through an offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and (ii) the offshore holding company is located in a jurisdiction where the effective tax rate is lower than 12.5% or where the offshore income of its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and there is no reasonable commercial purpose other than avoidance of PRC enterprise income tax, the tax authorities will have the power to conduct a substance-over-form re-assessment of the nature of the equity transfer. A reasonable commercial purpose may be established when the overall offshore structure is set up to comply with the requirements of supervising authorities of international capital markets. If the State Administration of Taxation’s challenge of a transfer is successful, they will deny the existence of the offshore holding company that is used for tax planning purposes. Since Circular 698 has a short history, there is uncertainty as to its application.

Seasonality

Our business is relatively stable and predictable and is not subject to changes of seasonality.

Employees

The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of June 30, 2010.

	Number of Employees	% of Employees
Management & Administration	9	3.2%
Finance & Accounting	12	4.3%
Sales & Marketing	11	3.9%
Transportation	9	3.2%
Retail Gas Stations	200	70.9%
Wholesale Distribution	15	5.3%
Storage	21	7.4%
Research and Development	5	1.8%
TOTAL	282	100.0%

Our employees are interviewed and hired by our human resource department. We enter into employment agreements with terms of one to three years with employees at managerial and technical positions and short-term employment agreements with part-time or temporary employees such as gas station employees. We believe that our relationship with our employees is good.  Management expects that our access to reasonably priced and competent labor will continue into the foreseeable future.

Environmental Matters

We believe that we are in compliance with present environmental protection requirements in all material respects. Our production processes generate noise, waste water, gaseous wastes and other industrial wastes. We have installed various types of anti-pollution equipment in our facilities to reduce, treat, and where feasible, recycle the wastes generated in our production process. Our operations are subject to regulation and periodic monitoring by local environmental protection authorities.

Corporate Information

Our principal executive office is located at 1 Xingqing Road, Cuiting Plaza, Suite 2201, Xi’an, Shaanxi Province, PRC 710032. Our main telephone number is (86) 29-83213199 and our facsimile number is (86) 29-83280286.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Form 8-K before making an investment decision with regard to our securities. The statements contained in or incorporated into this Form 8-K that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We rely on a limited number of third-party suppliers for our supply of finished oil products and the loss of any such supplier, particularly our largest supplier, could have a material adverse effect on our operations.

We are dependent upon our relationships with third parties for our supply of finished oil products. Our five largest suppliers provided 96.55%, 96.79% and 87.78% of our finished oil requirements for fiscal years ended March 31, 2010, 2009 and 2008, respectively, with our largest supplier providing approximately 55.2%, 44.3% and 53.3%, respectively, in such periods. Should any of these suppliers, and in particular our largest supplier, terminate their supply relationships with us, fail to perform their obligations as agreed, or enter into the finished oil products business in competition with us, we may be unable to procure sufficient amounts of finished oil products to fulfill our demand. If we are unable to obtain adequate quantities of finished oil products at economically viable prices, our customers could seek to purchase products from other suppliers, which could have a material adverse effect on our revenues.

We are highly dependent on the revenue contribution from our wholesale distribution of finished oil. A reduction in sales from this segment would cause our revenues to decline and materially harm our business.

We currently derive a significant majority of our sales from our wholesale distribution of finished oil products business segment, which accounted for 72.89%, 76.48% and 76.19% of our net sales in fiscal years ended March 31, 2010, 2009 and 2008, respectively. As a result, should there be an adverse industry trend in the petroleum sector, our limited diversification could result in our results of operations declining substantially and suffering disproportionately compared to our competitors that have diversified their revenue sources.

Our ability to operate at a profit is partially dependent on market prices for petroleum and diesel fuels, which are subject to government control in the PRC. If petroleum and diesel prices drop significantly, we may be unable to maintain our current profitability.

Our results of operations and financial condition are affected by the selling prices of petroleum products, which are subject to state-imposed pricing control. According to the Administrative Measures on Oil Prices, Shaanxi Province Price Control Administration is responsible for setting the retail price cap of gasoline and diesel oil products sold in Shaanxi Province. We are allowed, subject to the retail price cap set by the provincial government, to determine the retail price of our products.

During the years ended March 31, 2010, 2009 and 2008, our average selling prices for gasoline were $846.73, $820.38 and $679.11 per metric ton, respectively. Our average selling price for diesel were $802.07, $760.67 and $671.94 per metric ton during the years ended March 31, 2010, 2009 and 2008.

Although the current price-setting mechanism for refined petroleum products in China allows the PRC government to adjust prices in the PRC market when the average international crude oil price fluctuates beyond certain levels within a certain time period, the PRC government still retains full discretion as to whether or when to adjust the refined petroleum products price. The PRC government can also be expected to exercise price control over refined petroleum products once international crude oil price experiences sustained growth or become significantly volatile. As a result, our results of operations and financial condition may be materially and adversely affected by the fluctuation of market prices of crude oil and refined petroleum products as well as the discretionary actions of the PRC government.

We face substantial competition in our wholesale distribution of finished oil.

Although barriers to entry in our industry are high due to stringent licensing requirements and the need for significant storage capacity for products, we face competition from both state-owned and non-state-owned companies based in Shaanxi Province and elsewhere that engage in wholesale distribution of finished oil products. In addition to state-owned petroleum enterprises such as SINOPEC and PetroChina, there are currently 19 non-state-owned enterprises (including us) in Shaanxi Province licensed to distribute finished oil products. Of the non-state-owned enterprises, seven of them currently distribute finished oil products similar to ours, including Shaanxi Dongda Petro-Chemical Co., Ltd., China Integrated Energy, Inc. and Shaanxi Zhonglian Petroleum Co., Ltd. Many of our competitors may have greater financial resources, sales resources, storage capacity and transportation capacity than we do, and may have exclusive supply and purchase arrangements with suppliers as a result of long-term relationships.

An increase in competition arising from an increase in the number or size of competitors in the wholesale distribution of finished oil may result in price reductions, reduced gross profit margins, loss of our market share and departure of key management personnel, any of which could adversely affect our financial condition and profitability.

The distribution of finished oil is primarily dependent on the sufficiency of necessary infrastructure and access to means of transport, including rail transportation, which may not be available on a cost-effective basis, if at all.

Our wholesale distribution of finished oil depends heavily on the availability of infrastructure and means of transportation, including but not limited to adequate highway or rail capacity, including sufficient numbers of dedicated tanker trucks or cars and sufficient storage facilities.

Of our two oil depots, only one currently has use of a dedicated railway line connecting to the main railway in Shaanxi Province, which enables us to distribute our products to customers within and outside Shaanxi Province. We stopped using the railway line connecting the other depot because the loading capacity of such depot does not meet the requirement of the Ministry of Railways. We are now trying to get the governmental approval to use the railway line, but we do not provide assurance that this approval will be issued.

Our gross margins in our wholesale distribution of finished oil products and in our operation of retail gas station segments are principally dependent on the spread between the average purchase price and the average selling price. If the average purchase price increases and the average selling price of our products does not similarly increase or if the average selling price of our products decreases and the average purchase price does not similarly decrease, our margins will decrease and results of operations will be harmed.

Our gross margins in the wholesale distribution of finished oil products and in the operation of retail gas stations depend principally on the spread between the average purchase price and the average selling price we are able to realize for our products. The spread between the average purchase price for petroleum and the average selling price of our products has been relatively stable since 2007. Prices for petroleum in the PRC are primarily influenced by the guidance prices set by the National Development and Reform Commission, or the NDRC, and supply and demand for petroleum-based fuel, rather than production costs. Any decrease in the spread between the average purchase price and the prices we are able to realize for our products, whether as a result of an increase in purchase prices or policy determinations by the NDRC, would adversely affect our financial performance and cash flows.

We depend on our key executives, and our business and growth may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our key executives. In particular, we are highly dependent upon Mr. Anping Yao, our chairman, chief executive officer and president, who has established relationships within the industries we operate. If we lose the services of one or more of our current management, we may not be able to replace them readily, if at all, with suitable or qualified candidates, and may incur additional expenses to recruit and retain new officers with industry experience similar to our current officers, which could severely disrupt our business and growth. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our suppliers or customers. Furthermore, as we expect to continue to expand our operations and develop new products, we will need to continue attracting and retaining experienced management and key research and development personnel.

Competition for qualified candidates could cause us to offer higher compensation and other benefits in order to attract and retain them, which could have a material adverse effect on our financial condition and results of operations. We may also be unable to attract or retain the personnel necessary to achieve our business objectives, and any failure in this regard could severely disrupt our business and growth.

The current economic and credit environment could have an adverse effect on demand for certain of our products and services, which would in turn have a negative impact on our results of operations, our cash flows, our financial condition, our ability to borrow and our stock price.

Since late 2008, global market and economic conditions have been disrupted and volatile. Concerns over increased energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining residential real estate market in the U.S. have contributed to this increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global recession.

It is difficult to predict how long the current economic conditions will persist, whether they will deteriorate further, and which of our products, if not all of them, will be adversely affected. As a result, these conditions could adversely affect our financial condition and results of operations.

Our business will suffer if we cannot obtain, maintain or renew necessary permits or licenses.

All PRC enterprises engaging in the sale of finished oil products are required to obtain from various PRC governmental authorities certain permits and licenses, including, without limitation, the Certificate for Wholesale Distribution of Finished Oil, the License for Retail Sale of Finished Oil and the Dangerous Chemical Distribution License. We have obtained permits and licenses required for the distribution of finished oil. Failure to obtain all necessary approvals/permits may subject us to various penalties, such as fines or being required to vacate from the facilities where we currently operate our business.

These permits and licenses are subject to periodic renewal and/or reassessment by the relevant PRC government authorities and the standards of compliance required in relation thereto may from time to time be subject to change. We intend to apply for renewal and/or reassessment of such permits and licenses when required by applicable laws and regulations, however, we cannot assure you that we can obtain, maintain or renew the permits and licenses or accomplish the reassessment of such permits and licenses in a timely manner. Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain, maintain or renew the licenses permits and approvals may have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and licenses being renewed and/or reassessed.

Our legal right to lease certain properties from third parties could be challenged by property owners, regulatory authorities or other third parties, which could prevent us from continuing to utilize our oil storage depots and retail gas stations, which are located on such leased properties, or could increase the costs associated with utilizing those facilities.

Although all land in the PRC is owned by the government or by collectives, private individuals and businesses are permitted to use, lease and develop land for a specified term without owning the land, the duration of which depends on the purpose of land use. These rights to use land are termed land use rights. We rely on leases with third parties who either own the properties or lease the properties from the ultimate property owner. There may be challenges to the title of the properties which, if successful, could impair the development or operations of our oil storage depots and retail gas stations on such properties. In addition, we are subject to the risk of potential disputes with property owners. Such disputes, whether resolved in our favor or not, may divert management attention, harm our reputation or otherwise disrupt our business.

In most instances, our immediate lessors do not possess the ultimate land use rights or proper property use rights, or have not obtained consents or approvals from the holders of the land use rights or relevant regulatory authorities to sublease the land or storage space to us. A lessor’s failure to duly obtain the title to the property or to receive any necessary approvals from the ultimate holders of the land use rights, the primary lease holder or relevant regulatory authorities, as applicable, could potentially result in the invalidation of our lease, the renegotiation of such lease leading to less favorable terms or, in serious cases, require us to vacate the properties that we occupy or pay a fine. The building ownership or leasehold in connection with our oil storage depots and gas retail operations could be subject to similar challenges.

The breach of leasing agreements by our lessors may materially affect our ability to conduct retail gas business.

Of the 13 gas stations that we currently operate, 11 of them are through lease agreements, according to which the lessors have the proprietary right to all the assets of the gas stations while we have the full management and operational rights within the valid term of the lease agreements.

Although in the opinion of our PRC counsel, Allbright Law Offices, each of these lease agreements is valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect, they may not be as effective in providing us with control of the gas stations as direct ownership, and expose us to the risk of potential breach of contract by the owners of these gas stations.

The owners of these gas stations may breach, or cause the gas stations to breach, the contracts for a number of reasons. For example, the interests of these owners and our interests may conflict and we may fail to resolve such conflicts; the owners may believe that breaching the contracts will lead to greater economic benefit for them; or the owners may otherwise act in bad faith. If any of the foregoing were to happen, we may have to rely on legal or arbitral proceedings to enforce our contractual rights, including specific performance or injunctive relief, and claiming damages. Such arbitral and legal proceedings may cost us substantial financial and other resources, and result in disruption of our business, and we cannot assure you that the outcome will be in our favor.

Accidents or injuries in or around our oil storage depots or retail gas stations may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents or injuries when working in or around our oil storage depots or retail gas stations. Death and accidents could prevent us from renewing our licenses and permits. One or more accidents or injuries at any of our oil storage depots or retail gas stations could adversely affect our safety reputation among customers and potential customers and increase our costs if we are required to take additional measures to make our safety precautions more effective. We do not have insurance policy covering accidents on our properties or injuries of our employees. If accidents or injuries occur, we may be held liable for costs related to the damages or injuries, which could significantly reduce and put a strain on our available cash.

In addition, we do not have any business disruption insurance coverage for our operations to cover losses that may be caused by natural disasters or other disruptive events, such as an epidemic of H1N1 virus, SARS or avian flu. Any business disruption or natural disaster may result in our incurring substantial costs and diversion of our resources.

Power shortages, natural disasters, terrorist acts or other events could disrupt our operations and have a material adverse effect on our business, financial position or results of operations.

Our business could be materially and adversely affected by power shortages, natural disasters, terrorist attacks or other disruptive events in the PRC. For example, in early 2008, parts of the PRC were affected by severe snow storms that significantly impacted public transportation systems and the power supply in those areas. In May 2008, Sichuan Province in the PRC suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. The May 2008 Sichuan earthquake had a material adverse effect on the general economic conditions in the areas affected by the earthquake and severely affected the transportation systems in those areas. Any future natural disasters, terrorist attacks or other disruptive events in the PRC could cause a reduction in usage of or other severe disruptions to, public transportation systems and could have a material adverse effect on our business, financial position or results of operations.

If we require additional financing, we may not be able to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation.

Risks Related to Our Corporate Structure

If the PRC government determines that the variable interest entity, or VIE, structure for operating our business does not comply with PRC government restrictions on foreign investment in the finished oil products industry, we could face severe penalties.

Various regulations in China currently restrict or prevent foreign-invested entities from engaging in the wholesale and retail distribution of the finished oil products. Because of these restrictions, our business operations are conducted through our VIE, Orient Petroleum, a PRC company that is owned by three Chinese nationals. However, Orient Petroleum is effectively controlled by our subsidiary, Orient Xi’an, through a series of contractual arrangements. For details of these contractual arrangements, see “Our Corporate History and Structure.”

In the opinion of our PRC counsel, Allbright Law Offices, (i) the structure for operating our business and the business and operation model of each of our subsidiaries and Orient Petroleum are in compliance with all existing PRC laws and regulations, and (ii) each contract that Orient Xi’an entered into with Orient Petroleum and its owners is valid and binding, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Accordingly, we cannot assure you that the PRC regulatory authorities will ultimately take a view that is consistent with the opinion of our PRC counsel.

In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. For example, pursuant to the PRC Property Rights Law that became effective on October 1, 2007, the pledge of any equity interests of a PRC private entity shall become effective once it is duly registered with the local branches of the State Administration for Industry and Commerce (“SAIC”).  Following the promulgation of the Property Law, SAIC further issued the Administrative Measures for Registrations of Share Pledge on September 1, 2008, which provided detailed procedural guidance for the local SAIC offices to handle the registrations of share pledge. The Equity Pledge Agreements entered by Orient Xi’an and the owners of Orient Petroleum as part of the contractual arrangements have created a legally binding obligation on the parties upon the execution date; however, the pledge established under these agreements does not become effective until due registration with local SAIC office.

If we are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking Orient Petroleum’s or Orient Xi’an’s business or operating licenses, requiring us to restructure the relevant ownership structure or operations, and requiring us to discontinue all or any portion of our operations. Any of these actions could cause significant disruption to our business operations.

Due to the lack of certainty in the interpretation and implementation of PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, we cannot give assurance that the PRC regulatory authorities will not determine that we are not in compliance with such regulations.

Under the Circular on Issues Relevant to Foreign Exchange Control with Respect to the Round-trip Investment of Funds Raised by Domestic Residents Through Offshore Special Purpose Vehicles (“Circular 75”) issued in October 2005 by the PRC State Administration of Foreign Exchange (“SAFE”), PRC residents are required to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (“Notice 106”), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

The owners of Orient Petroleum are PRC nationals. They did not, however, establish Orient or Orient Hong Kong, and the equity interests of Ultimate Sino Holdings Limited (“Ultimate”), our majority shareholder after the Exchange, will not transfer to them until their option exercise under their option agreement with the current shareholder of Ultimate, a Philippines passport holder. As such, we have been advised by Allbright Law Offices, our PRC counsel, that SAFE registration is presently not required. However, due to the continuing uncertainty over how Circular 75 is interpreted and implemented, and how SAFE will apply it to us, we cannot give assurance that the PRC regulatory authorities will agree with our PRC counsel, or predict how it will affect our business operations or future strategies.

Orient Xi’an’s contractual arrangements with Orient Petroleum and its owners may not be as effective in providing control over Orient Petroleum as direct ownership of Orient Petroleum and the owners of Orient Petroleum may have potential conflicts of interest with us.

We have no ownership interest in Orient Petroleum and conduct substantially all of our operations and generate substantially all our revenues through contractual arrangements that our indirect subsidiary, Orient Xi’an, has entered into with Orient Petroleum and its owners, and such contractual arrangements are designed to provide us with effective control over Orient Petroleum. See “Our Corporate History and Structure” for a description of these contractual arrangements. We depend on Orient Petroleum to hold and maintain certain licenses necessary for its wholesale and retail distribution of the finished oil products business. Orient Petroleum also owns all of the necessary intellectual property, facilities and other assets relating to our business operations, and employs personnel necessary to operate our business.

Although in the opinion of our PRC counsel, Allbright Law Offices, each of these contractual arrangements is valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect, they may not be as effective in providing us with control over Orient Petroleum as direct ownership. If we had direct ownership of Orient Petroleum, we would be able to exercise our rights as an owner to effect changes in the board of directors of Orient Petroleum, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. Due to the VIE structure, we have to rely on contractual rights to effect control and management of Orient Petroleum, which exposes us to the risk of potential breach of contract by the owners of Orient Petroleum. In addition, as Orient Petroleum is jointly owned by its owners, it may be difficult for us to change Orient Petroleum’s corporate structure if such owners refuse to cooperate with us.

The owners, officers and/or directors of Orient Petroleum may breach, or cause Orient Petroleum to breach, the contracts for a number of reasons. For example, the interests of the owners of Orient Petroleum and our interests may conflict and we may fail to resolve such conflicts; the owners may believe that breaching the contracts will lead to greater economic benefit for them; or the owners may otherwise act in bad faith. If any of the foregoing were to happen, we may have to rely on legal or arbitral proceedings to enforce our contractual rights, including specific performance or injunctive relief, and claiming damages. Such arbitral and legal proceedings may cost us substantial financial and other resources, and result in disruption of our business, and we cannot assure you that the outcome will be in our favor.

In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Orient Petroleum, and our ability to conduct our business may be materially and adversely affected.

Orient Xi’an and Orient Petroleum’s contractual arrangements may result in adverse PRC tax consequences to us.

Under the Tax Collection and Management Law and its implementation rules issued in 2001, and 2002, respectively, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. “Related parties” are defined as organizations or entities that (1) have a director or indirect control relationship in terms of capital, operation or sales/purchase; (2) are directly or indirectly owned by a common third party; or (3) possess any other connected relationship based on equity. In the Tax Management Procedures on the Connected Transactions between Related Parties issued in 2004, it is further stated that the management fee payable between the related parties shall be determined on an arms-length basis. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Orient Xi’an and Orient Petroleum were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Orient Petroleum, which could adversely affect us by (i) increasing Orient Petroleum’s PRC tax liability without reducing Orient Xi’an’s PRC tax liability, which could further result in claims being made against us for underpaid PRC taxes; or (ii) limiting the ability of Orient Xi’an and Orient Petroleum to obtain preferential PRC tax treatments and/or other financial incentives.

All of our revenues have been, and will continue to be, generated through Orient Petroleum, our VIE, and we rely on payments made by Orient Petroleum to Orient Xi’an, our subsidiary, pursuant to contractual arrangements to make payments to Orient Xi’an. Any restriction on such payments and any increase in the amount of PRC taxes applicable to such payments may materially and adversely affect our business and our ability to pay dividends to our shareholders.

We conduct substantially all of our operations through Orient Petroleum, our VIE, which generates all of our revenues. As Orient Petroleum is not owned by us, it is not able to make dividend payments to us. Instead, Orient Xi’an, our subsidiary in China, entered into a number of contracts with Orient Petroleum, pursuant to which Orient Petroleum pays Orient Xi’an for certain services that Orient Xi’an provides to Orient Petroleum. However, depending on the nature of services provided, certain of these payments may be subject to PRC taxes at different rates, including business taxes and VAT, which effectively reduce the payments that Orient Xi’an may receive from Orient Petroleum. We cannot assure you that the PRC government will not impose restrictions on such payments or change the tax rates applicable to such payments. Any such restrictions on such payments or increases in the applicable tax rates may materially and adversely affect our ability to receive payments from Orient Petroleum or the amount of such payments, and may in turn materially and adversely affect our business, our net income and our ability to pay dividends to our shareholders.

Risks Related to Doing Business in China

PRC laws and regulations restrict foreign investment in China’s finished oil products industry. We have entered into contractual agreements with Orient Petroleum to control and realize the benefits of the business. We are relying upon PRC laws and there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations.

Since we are deemed to be foreign persons or foreign-funded enterprises under PRC laws and are restricted to invest in companies operating in the finished oil products industry, we operate our businesses in China through Orient Petroleum, an operating company that is owned by PRC citizens and not by us. Accordingly, our Chinese subsidiary, Orient Xi’an, entered into a series of exclusive contractual agreements with Orient Petroleum. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these contractual arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. Because this structure has not been challenged or examined by PRC authorities, uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our PRC counsel. If we, our wholly owned subsidiaries, Orient Petroleum or its owners, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

●	levying fines;
●	confiscating income;
●	revoking licenses;
●	requiring a restructure of ownership or operations; and/or
●	Requiring the discontinuance of our businesses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect our business.

All of our operations are conducted in China and all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

●	the amount of government involvement;
●	the level of development;
●	the growth rate;
●	the control of foreign exchange; and
●	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the PRC economy could result in decreased capital expenditure by energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

The payment of dividends in the PRC is subject to limitations. We may not be able to pay dividends to our stockholders.

We conduct all of our business through our combined subsidiaries and affiliated companies incorporated in the PRC. We rely on dividends paid by these combined subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our stockholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in the PRC is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC, subject to certain statutory procedural requirements. Each of our PRC entities, including wholly foreign owned enterprises is also required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves or statutory reserve fund until the aggregate amount of such reserves reaches 50.0% of their respective registered capital. Our statutory reserves are not distributable as loans, advances or cash dividends. In addition, if any of our PRC entities incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. As of March 31, 2010, our PRC entities had allocated RMB 31.9 million (approximately $4.4 million) to these reserves, consisting of general and statutory reserves. Any limitations on the ability of our PRC entities to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

All of our assets are located in the PRC. Because our assets are located overseas, our assets may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy Law.

There are significant uncertainties under the EIT Law regarding our PRC enterprise income tax liabilities, such as tax on dividends paid to us by our PRC subsidiary and tax on any dividends we pay to our non-PRC corporate stockholders.

The EIT Law provides that enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered as a “tax-resident enterprise” and are generally subject to the uniform 25.0% enterprise income tax rate on global income. Under the implementation regulations to EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. In addition, on April 22, 2009, the State Administration of Taxation of the PRC issued the Notice on the Issues Regarding Recognition of Overseas Incorporated Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc, are maintained in the PRC; and (iv) 50.0% or more of the board members with voting rights or senior management habitually reside in the PRC. If the PRC tax authorities determine that we are a “tax-resident enterprise,” we may be subject to enterprise income tax at a rate of 25.0% on our worldwide income. This may have an impact on our effective tax rate, and may result in a material adverse effect on our net income and results of operations. In addition, dividends paid by us to our non-PRC corporate stockholders as well as gains realized by such stockholders from the sale or transfer of our stock may be subject to a PRC tax under the EIT Law, and we may be required to withhold PRC tax on dividends paid to our non-PRC corporate stockholders.

In addition, under the EIT Law and the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement, which became effective on January 1, 2007, if both we and our Hong Kong subsidiary, Orient Hong Kong, are considered as “non-tax-resident enterprises,” dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 5.0%. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the application of the withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

We face risks related to health epidemics and outbreak of contagious disease.

Our business could be materially and adversely affected by the effects of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other epidemics or outbreaks. In April 2009, an outbreak of H1N1 flu (swine flu) first occurred in Mexico and quickly spread to other countries, including the U.S. and the PRC. In the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome. Any prolonged occurrence or recurrence of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other adverse public health developments in the PRC may have a material adverse effect on our business and operations. These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products. Potential outbreaks could also lead to temporary closure of our production facilities, our suppliers’ facilities and/or our end-user customers’ facilities, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products. Any future health epidemic or outbreaks that could disrupt our operations and/or restrict our shipping abilities may have a material adverse effect on our business and results of operations.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of member countries in the Organization for Economic Co-Operation and Development, or OECD.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to OECD, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;

•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and

•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

As a result of these differences, our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

The PRC economic cycle may negatively impact our operating results.

The rapid growth of the PRC economy before 2008 generally led to higher levels of inflation. The PRC economy has more recently experienced a slowing of its growth rate. A number of factors have contributed to this slow-down, including appreciation of the Renminbi, or RMB, the currency of China, which has adversely affected China’s exports. In addition, the slow-down has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and the significance of the adverse impact it may have on the global economy in general, or the Chinese economy in particular. Slowing economic growth in China could result in slowing growth and demand for our services which could reduce our revenues. In the event of a recovery in the PRC, renewed high growth levels may again lead to inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise. In addition, our profitability may be adversely affected if prices for our products rise at a rate that is insufficient to compensate for the rise in inflation.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has historically been set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a band against a basket of certain foreign currencies, determined by the Bank of China, against which it can rise or fall by as much as 0.3% each day. This change in policy resulted in an approximately 17.5% appreciation in the value of the Renminbi against the U.S. dollar between July 21, 2005 and December 31, 2009. Since the adoption of this new policy, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. Appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. In addition, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

Our ability to implement our business plan is dependent on many factors, including our ability to receive various governmental permits.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business including, without limitation, an Approval Certificate for Wholesale Distribution of Finished Oil and a Dangerous Chemical Distribution License. We are required to comply with applicable production safety standards in relation to our production processes and our premises and equipment are subject to periodical inspections by regulatory authorities to ensure compliance with the dangerous chemical safety production laws and regulations and finished oil distribution and retail laws and regulations. Failure to pass these inspections, or the loss or suspension of some or all of our production activities, could disrupt our operations and adversely affect our business.

PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or the MOFCOM, the State Assets Supervision and Administration Commission, or the SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule purports, among other things, to require SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC laws, we are not sure whether the M&A Rule would require us or our entities in China to obtain the approval from the CSRC or any other regulatory agencies in connection with the transaction contemplated by the Exchange Agreement we entered into on September 7, 2010.

Further, if the PRC government finds that we or our Chinese stockholders did not obtain the CSRC approval, which the CSRC may think we should have obtained before executing the Share Exchange Agreement or conducting this offering, we could be subject to severe penalties. The M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

Although we are incorporated in Nevada, all of our business operations are conducted in China by Orient Petroleum. All of our officers and directors reside in China and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.

Government regulations on environmental matters in China may adversely impact on our business.

Our production facilities are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to comply with applicable laws and regulations.

Pursuant to PRC environmental protection laws and regulations, construction or expansion of a production facility is subject to certain environment impact assessment procedures including obtaining the relevant environmental authorities' approval for the construction project.

All potential environmental liabilities may not have been identified or properly quantified and a prior owner, operator, or tenant may have created an environmental condition unknown to us. We may be potentially liable for damages or cleanup, investigation or remediation costs in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business.

State and local environmental regulatory requirements change often. Future laws, ordinances or regulations might impose material environmental liability or the current environmental condition of the properties could in the future be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Moreover, it is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us and we may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China in particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after violation.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Certain of our suppliers are owned by the PRC government and our dealings with them are likely to be considered to be with government officials for these purposes. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We could suffer severe penalties if our employees or other agents were found to have engaged in such practices.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

Risks Related to an Investment in Our Securities

Our common stock has limited liquidity, if at all.

Our common stock is listed on the Over-the-Counter Bulletin Board, although there is currently no trading activities.

Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.

The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.

Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:

•	receipt of substantial orders or order cancellations of products;
•	quality deficiencies in services or products;
•	international developments, such as technology mandates, political developments or changes in economic policies;
•	changes in recommendations of securities analysts;
•	shortfalls in our backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;
•	government regulations, including stock option accounting and tax regulations;
•	energy blackouts;
•	acts of terrorism and war;
•	widespread illness;
•	proprietary rights or product or patent litigation;
•	strategic transactions, such as acquisitions and divestitures;
•	rumors or allegations regarding our financial disclosures or practices; or
•	earthquakes or other natural disasters concentrated in Shaanxi Province where a significant portion of our operations are based.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities.  Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and resources.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

There is currently no trading activities for our common shares, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained.  However, we do not rule out the possibility of applying for listing on NASDAQ or the NYSE AlterNet (formerly known as the American Stock Exchange) or other markets.

Our common shares are currently traded, but currently with no volume, based on quotations on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Immediately after the Exchange, our principal shareholders, which includes our officers and directors, and their affiliated entities, own approximately 62.40% of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions.  In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation, as amended, contain a provision permitting us to eliminate the liability of our directors for monetary damages to our company and shareholders to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules.  These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent material misstatements.

We are subject to reporting obligations concerning our internal controls, under the U.S. securities laws.  The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  In addition, an independent registered public accounting firm must report on the effectiveness of these controls beginning in 2009.  Our management may conclude that our internal controls over our financial reporting are not effective.  Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to sales revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent material misstatements, or in certain extreme cases, fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

SELECTED FINANCIAL DATA

The following tables summarize combined financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the combined financial statements of Orient and the related notes included with those financial statements.  The selected financial information as of and for the three months ended June 30, 2010 and 2009, and as of and for the fiscal years ended March 31, 2010, 2009 and 2008, have been derived from the combined financial statements for Orient.  All monetary amounts are expressed in thousands and in U.S. Dollars ($) unless otherwise indicated. The historical results are not necessarily indicative of the results to be expected for any future period.

	Three months ended June 30,		Years ended March 31,
	2010	2009	2010	2009	2008
	(Unaudited)	(Unaudited)
Income statement data:
Net sales	$52,649	$39,264	$173,706	$142,572	$95,612
Cost of sales	(44,276)	(33,873)	(146,647)	(124,548)	(82,356)
Gross profit	$8,373	$5,391	$27,059	$18,024	$13,256
Operating expenses:
Selling expenses	$(702)	$(663)	$(2,899)	$(2,360)	$(1,813)
General and administrative expenses	(143)	(140)	(592)	(688)	(334)
Total operating expenses	$(845)	$(803)	$(3,491)	$(3,048)	$(2,147)
Income from operations	$7,528	$4,588	$23,568	$14,976	$11,109
Other income (expenses)	(74)	20	(433)	(356)	(217)
Income before income tax	$7,454	$4,608	$23,135	$14,620	$10,892
Income tax	(1,858)	(1,151)	(5,786)	(4,720)	(3,642)
Net income	$5,596	$3,457	$17,349	$9,900	$7,250

	As of June 30,	As of March 31,
	2010	2010	2009	2008
	(Unaudited)
Balance sheet data:
Cash and cash equivalents	$4,889	$1,733	$993	$229
Working capital	23,412	17,679	17,433	16,215
Total assets	63,020	50,038	33,659	28,150
Total liabilities	26,600	19,400	7,229	6,254
Total stockholders’ equity	$36,420	$30,638	$26,430	$21,896

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis of the combined results of operations and financial condition of Orient New Energy Investments Limited for the three months ended June 30, 2010 and 2009, and for the fiscal years ended March 31, 2010, 2009 and 2008 should be read in conjunction with the Selected Financial Data, the financial statements and related notes for the three months ended June 30, 2010 and 2009, and the audited financial statements and related notes for the years ended March 31, 2010, 2009 and 2008, that are included elsewhere in this Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those  set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Orient New Energy Investments Limited (“Orient” or the “Company”) is a British Virgin Islands holding company in the businesses of wholesale distribution of finished oil products and operation of retail gas stations. All of Orient’s business operations are currently conducted in the People’s Republic of China (the “PRC” or “China”) by Xi’an Orient Petroleum Group Co., Ltd. (“Orient Petroleum”), a PRC limited liability company. Orient controls Orient Petroleum through a series of contractual arrangements entered into with Orient Petroleum and its owners by Orient New Energy Xi’an Ltd. (“Orient Xi’an”), a PRC company. Orient Xi’an is wholly-owned by Orient New Energy Holdings Limited (“Orient Hong Kong”), a Hong Kong company and Orient’s wholly-owned subsidiary. Please see “Relationships with Orient Petroleum and its Owners” above and Note 1 to Orient’s combined financial statements for the three months ended June 30, 2010 and 2009, and for the years ended March 31, 2010, 2009 and 2008, included in this Form 8-K for a description of these contractual arrangements and their impact on Orient’s combined financial statements.

Critical Accounting Policies and Estimates

Certain of the Company’s accounting policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.

While our significant accounting policies are more fully described in Note 2 to our combined financial statements appearing at Exhibit 99.1, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Revenue recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104. Revenue from the sales of goods is recognized on the transfer of significant risks and rewards of ownership, which generally coincides with the time when the goods are delivered and the title has passed to the customers. Under these policies, no revenue is recognized unless persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured. Revenue excludes value-added tax and is arrived at after deduction of trade discounts and allowances.

Interest income is recognized on a time proportion basis, taking into account the principal amounts outstanding and the applicable interest rates.

Allowance for doubtful accounts

The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of June 30, 2010, and March 31, 2010 and 2009, the management determined no allowance for uncollectible amounts is required.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas that require estimates and assumptions include valuation of accounts receivable and determination of useful lives of property, plant and equipment.

Recent accounting pronouncements

In June, 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS No.166”). This statement removes the concept of a qualifying special-purpose entity Statement 140 and removes the exception from applying Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities. SFAS No. 166 has not yet been codified and in accordance with ASC 105, remains authoritative guidance until such time that it is integrated in the FASB ASC. SFAS No. 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009 and early adoption is prohibited. The adoption of this amendment will have no material effect on the Company’s financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”), which amends the consolidation guidance applicable to variable interest entities. The amendments affect the overall consolidation analysis under FASB ASC 810, Consolidation and require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. SFAS No. 167 has not yet been codified and in accordance with ASC 105, remains authoritative guidance until such time that it is integrated in the FASB ASC. SFAS No. 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009, early adoption is prohibited. The adoption of this amendment will have no material effect on the Company’s financial condition or results of operations.

In December 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets, codifies SFAS No. 166, Accounting for Transfers of Financial Assets, which is a revision to Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. ASU No. 2009-16 eliminates the concept of a “qualifying special-purpose entity” from Statement No.140 and removes the exception from applying FASB Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities. As a result, most securitization entities that previously met the requirements of a qualifying special-purpose entity under Statement No. 140 that are variable interest entities (VIEs) are now required to be evaluated under the revised guidance in the amendment to FIN 46(R). The Company does not expect the provisions of ASU 2009-16 to have a material effect on the financial position, results of operations, or cash flows of the Company.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with VIEs, codifies Statement No. 167, Amendments to FASB Interpretation No. 46(R). Among other provisions, this ASU amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, ASU No. 2009-17 requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. The Company does not expect the provisions of ASU 2009-17 to have a material effect on the financial position, results of operations, or cash flows of the Company.

In January, 2010, the FASB issued ASU 2010-3—Extractive Activities—Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures. This article discusses the ASU’s key provisions and changes in practice. As stated in the adopting release of the SEC Final Rule, application was contingent on the FASB conforming its standards to the requirements of the SEC Final Rule. ASU 2010-3 is effective for annual periods ending on or after March 31, 2010 and is applied prospectively as a change in estimate. However, entities that became subject to the disclosure requirements of Topic 932 solely due to the change to the definition of significant oil and gas producing activities are permitted to apply the disclosure provisions of Topic 932 in annual periods beginning after March 31, 2010.The Company does not expect the provisions of ASU 2010-3 to have a material effect on the financial position, results of operations, or cash flows of the Company.

In January, 2010, the FASB issued ASU 2010-04, Accounting for Various Topics—Technical Corrections to SEC Paragraphs. The Company does not expect the provisions of ASU 2010-4 to have a material effect on the financial position, results of operations, or cash flows of the Company.

In February, 2010, the FASB issued ASU 2010-08—Technical Corrections to Various Topics. The Company does not expect the provisions of ASU 2010-8 to have a material effect on the financial position, results of operations, or cash flows of the Company.

In February, 2010, the FASB issued Accounting Standards Update (ASU) 2010-09, Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.  Per this ASU, an SEC filer would no longer be required to disclose the date through which subsequent events have been evaluated. The ASU also refines the scope of the reissuance disclosure requirements to include revised financial statements only. The Company does not expect the provisions of ASU 2010-9 to have a material effect on the financial position, results of operations, or cash flows of the Company.

In March, 2010, the FASB issued Accounting Standards Update No. 2010-10, Consolidation (Topic 810): Amendments for Certain Investment Funds, which defers the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities. The Update also clarifies other aspects of the Statement 167 amendments. As a result of the deferral, a reporting entity will not be required to apply the Statement 167 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for the deferral. This Update clarifies how a related party’s interests in an entity should be considered when evaluating the criteria for determining whether a decision maker or service provider fee represents a variable interest. In addition, the Update also clarifies that a quantitative calculation should not be the sole basis for evaluating whether a decision maker’s or service provider’s fee is a variable interest. Reporting entities are required to apply the amended guidance as of the beginning of its first annual reporting period that begins after November 15, 2009, and for interim periods within that first annual reporting period. The Company does not expect the provisions of ASU 2010-10 to have a material effect on the financial position, results of operations, or cash flows of the Company.

Results of Operations

Comparison of Results of Operations for the Three months ended June 30, 2010 and 2009

	Three months ended June 30,
	2010		2009
	(Unaudited – amounts in thousands except percentages)
Net sales	$52,649	100.00%	$39,264	100.00%
Cost of sales	(44,276)	(84.10)%	(33,873)	(86.27)%
Gross profit	$8,373	15.90%	$5,391	13.73%
Operating expenses:
Selling expenses	$(702)	(1.33)%	$(663)	(1.69)%
General and administrative expenses	(143)	(0.27)%	(140)	(0.36)%
Income from operations	$7,528	14.30%	$4,588	11.69%
Other income (expense)	(74)	(0.14)%	20	0.05%
Income tax expenses	(1,858)	(3.53)%	(1,151)	(2.93)%
Net income	$5,596	10.63%	$3,457	8.80%

Net Sales

We operate two business segments: wholesale distribution of finished oil and operation of retail gas stations. Net sales from our two business segments for the three months ended June 30, 2010 increased by $13.4 million or 34.1% from for the same period in 2009. The increase was mainly due to sales growth generated by our gas stations, and increase in our average wholesale and retail selling prices.

The following table sets forth a breakdown of our net sales by business segments for the periods indicated (amounts in thousands):

	Three months ended June 30,
	2010		2009
	(Unaudited)		(Unaudited)
Wholesale distribution of finished oil	$37,715	71.63%	$29,593	75.37%
Retail gas stations	15,061	28.61%	9,736	24.80%
Sales tax and surcharges	(127)	(0.24)%	(65)	(0.17)%
Net sales	$52,649	100.00%	$39,264	100.00%

Sales from wholesale distribution for the three months ended June 30, 2010 increased by $8.1 million, or 27.4%, from the same period in 2009 due to increase in sale prices, despite a decrease in sales volume, from 40,569 metric tons for the three months ended June 30, 2009 to 40,066 metric tons for the same period in 2010, a drop of 503 metric tons or 1.2%. Average selling prices increased by approximately 29% period over period.

Sales from retail gas stations for the three months ended June 30, 2010 increased by $5.3 million or 54.7%, from the same period in 2009. Sales volume for the three months ended June 30, 2010 increased by 3,546 metric tons, or 30.6%, to 15,129 metric tons from 11,583 metric tons for the same period in 2009, due to the increase in the number of gas stations that we operated, from 12 in the three months ended June 30, 2009, to 13 in the same period of 2010, as well as from increase in sales per gas station. In addition, average selling price increased by approximately 18% period over period.

The following table sets forth our average per metric ton selling prices by business segments for the periods indicated:

	Three months ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Wholesale distribution of finished oil	$941	$729
Retail gas stations	$996	$841

Cost of Sales and Gross Profit Margin

Cost of sales includes inventory cost of products sold. The following table sets forth our cost of sales and gross profit both in absolute amount and as a percentage of net sales for the periods indicated (amounts in thousands):

	Three months ended June 30,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$52,649	100.00%	$39,264	100.00%
Cost of sales	(44,276)	(84.10)%	(33,873)	(86.27)%
Gross profit	$8,373	15.90%	$5,391	13.73%

Cost of sales increased by $10.4 million from the three months ended June 30, 2009 to the three months ended June 30, 2010 due to increased sales activities. At the same time, cost of sales as a percentage of net sales decreased, from 86.3% to 84.1%, as the rate of increase for retail sales, which had higher margins, exceeded that of the wholesale segment. Consequently, gross margin as a percentage of net sales increased to approximately 15.9% for the three months ended June 30, 2010 from approximately 13.7% a year ago.

The following table sets forth net sales, cost of sales, gross profit and gross margin by business segments for the periods indicated (amounts in thousands):

	Three months ended June 30,
	2010				2009
	Net sales	Cost of sales	Gross profit	Gross margin	Net sales	Cost of sales	Gross profit	Gross margin
	(Unaudited)				(Unaudited)
Wholesale distribution of finished oil	$37,624	$(31,801)	$5,823	15.48%	$29,544	$(26,397)	$3,147	10.65%
Gas stations	15,025	(12,475)	2,550	16.97%	9,720	(7,476)	2,244	23.09%
Total	$52,649	$(44,276)	$8,373	15.90%	$39,264	$(33,873)	$5,391	13.73%

Selling, General and Administrative Expenses

Selling expenses includes all expenses and taxes directly related to selling product. Selling expenses increased by $39 thousand from the three months ended June 30, 2009 to the three months ended June 30, 2010. The increase was mainly due to increased rental expense for our gas stations, which increased from $198 thousand to $287 thousand offset by decrease in freight from $228 thousand to $148 thousand. Increased sales activities and the resulting increase in salary expense, from $115 thousand to $144 thousand, also contributed to the increase.

General and administrative expenses were mainly comprised of salaries and payment to the local water conservancy fund. General and administrative expenses for the periods reported remained relatively unchanged in absolute amount, due to cost control measures taken by the Company.

Interest Expenses

Interest expenses decreased to $84 thousand for the three months ended June 30, 2010 from $98 thousand for the same period in 2009. This decrease was mainly due to the decrease of our short-term loan interest rate, from 8.44% to 5.84%.

Income Tax Expenses

Income tax expenses for the three months ended June 30, 2010 increased by $707 thousand from the same period in 2009. The increased income tax expenses resulted from higher taxable income generated period over period.

Net Income

Net income from our two business segments for the three months ended June 30, 2010 increased by $2.1 million from the three months ended June 30, 2009. This increase was mainly attributable to the increase in net sales offset by increase in cost of sales and operating expenses.

Comparison of Results of Operations for the Years ended March 31, 2010 and 2009

	Years ended March 31,
	2010		2009
	(Amounts in thousands except percentages)
Net sales	$173,706	100.00%	$142,572	100.00%
Cost of sales	(146,647)	(84.42)%	(124,548)	(87.36)%
Gross profit	$27,059	15.58%	$18,024	12.64%
Operating expenses:
Selling expenses	(2,899)	(1.67)%	(2,360)	(1.66)%
General and administrative expenses	(592)	(0.34)%	(688)	(0.48)%
Income from operations	$23,568	13.57%	$14,976	10.50%
Other income (expense)	(433)	(0.25)%	(356)	(0.25)%
Income tax expenses	(5,786)	(3.33)%	(4,720)	(3.31)%
Net income	$17,349	9.99%	$9,900	6.94%

Net Sales

Net sales from our two business segments for the year ended March 31, 2010 increased by $31.1 million or 21.8 % from the year ended March 31, 2009. The increase was mainly due sales growth generated by our gas stations and increase in our average wholesale and retail selling prices.

The following table sets forth a breakdown of our net sales, by business segments, for the periods indicated (amounts in thousands):

	Years ended March 31,
	2010		2009
Wholesale distribution of finished oil	$126,617	72.89%	$109,043	76.48%
Retail gas stations	47,549	27.37%	33,844	23.74%
Sales tax and surcharges	(460)	(0.26)%	(315)	(0.22)%
Net sales	$173,706	100.00%	$142,572	100.00%

Sales from wholesale distribution for the year ended March 31, 2010 increased $17.6 million or 16.1% from the year ended March 31, 2009. Sales volume for the year ended March 31, 2010 was 160,243 metric tons, an increase of 19,728 metric tons or 14% from 140,515 metric tons for the year ended March 31, 2009, as a result of increased sales to existing customers. Average selling prices also increased by approximately 2% year over year.

Sales from retail gas stations for the year ended March 31, 2010 increased $13.7 million or 40.5% from the year ended March 31, 2009. Sales volume for the year ended March 31, 2010 increased by 12,751 metric tons or 33.1% to 51,233 metric tons, from 38,482 metric tons for the year ended March 31, 2009. The increased resulted from the increase in the number gas stations, from 12 in 2009 to 13 in 2010, as well as increase in sales per gas station. Additionally, average selling price increased by approximately 6% over the year.

The following table sets forth our average per metric ton selling prices by business segments for the periods indicated:

	Years ended March 31,
	2010	2009
Wholesale distribution of finished oil	$790	$776
Retail gas stations	$928	$879

Cost of Sales and Gross Profit Margin

Cost of sales includes inventory cost of products sold. The following table sets forth our cost of sales and gross profit both in absolute amount and as a percentage of net sales for the periods indicated (amounts in thousands):

	Years ended March 31,
	2010		2009
Net sales	$173,706	100.00%	$142,572	100.00%
Cost of sales	(146,647)	(84.42)%	(124,548)	(87.36)%
Gross profit	$27,059	15.58%	$18,024	12.64%

Cost of sales for the year ended March 31, 2010 increased by $22.1 million from the year ended March 31, 2009 due to increased sales activities. At the same time, cost of sales as a percentage of net sales decreased to approximately 84.4% from approximately 87.4%, as the rate of increase for retail sales, which had higher margins, exceeded that of the wholesale segment. Consequently, gross margin as a percentage of net sales increased to approximately 15.6% for the year ended March 31, 2010 from approximately 12.6% for the year ended March 31, 2009.

The following table sets forth net sales, cost of sales, gross profit and gross margin by business segments for the periods indicated (amounts in thousands):

	Years ended March 31,
	2010				2009
	Net sales	Cost of sales	Gross profit	Gross margin	Net sales	Cost of sales	Gross profit	Gross margin
Wholesale distribution of finished oil	$126,283	$(110,689)	$15,594	12.35%	$108,804	$(97,507)	$11,297	10.38%
Gas stations	47,423	(35,958)	11,465	24.18%	33,768	(27,041)	6,727	19.92%
Total	$173,706	$(146,647)	$27,059	15.58%	$142,572	$(124,548)	$18,024	12.64%

Selling, General and Administrative Expenses

Selling expenses for the year ended March 31, 2010 increased by $539 thousand from the year ended March 31, 2009 due to increased rental expense for our gas stations. Increased sales activities and the resulting increase in salary expense, from $501 thousand to $592 thousand, also contributed to the increase.

General and administrative expenses for the year ended March 31, 2010 decreased by $96 thousand from the year ended March 31, 2009 due to enhanced cost control in administrative activities and decrease in administrative headcount. However, we expect our general and administrative expenses will increase in tandem with any expansion of our business operations.

Interest Expenses

Interest expenses increased to $573 thousand for the year ended March 31, 2010 from $393 thousand for the year ended March 31, 2009. The increase was mainly due to the increase in the amount of our short-term loans year over year, from $2.0 million to $3.5 million, to meet the Company’s working capital needs.

Income Tax Expenses

Income tax expenses for year ended March 31, 2010 increased $1.1 million from the year ended March 31, 2009. As our income tax rate for 2010 has remained unchanged from 2009, the increased income tax expenses resulted from higher taxable income generated year over year.

Net Income

Net income from our two business segments for the year ended March 31, 2010 increased $7.4 million from in the year ended March 31, 2009. This increase was mainly attributable to increase in net sales offset by increase in cost of sales and operating expenses.

Comparison of Results of Operations for the Years ended March 31, 2009 and 2008

	Years ended March 31,
	2009		2008
	(Amounts in thousands, except percentages)
Net sales	$142,572	100.00%	$95,612	100.00%
Cost of sales	(124,548)	(87.36)%	(82,356)	(86.14)%
Gross profit	$18,024	12.64%	$13,256	13.86%
Operating expenses:
Selling expenses	(2,360)	(1.66)%	(1,813)	(1.90)%
General and administrative expenses	(688)	(0.48)%	(334)	(0.35)%
Income from operations	$14,976	10.50%	$11,109	11.62%
Other income (expense)	(356)	(0.25)%	(217)	(0.23)%
Income tax expenses	(4,720)	(3.31)%	(3,642)	(3.81)%
Net income	$9,900	6.94%	$7,250	7.58%

Net Sales

Net sales from our two business segments for the year ended March 31, 2009 increased by $47.0 million or 49.1% from for the same period in 2008. The increase was mainly due to sales growth generated by our gas stations, and increase in our average wholesale and retail selling prices.

The following table sets forth a breakdown of our net sales by business segments for the periods indicated (amounts in thousands):

	Years ended March 31,
	2009		2008
Wholesale distribution of finished oil	$109,043	76.48%	$72,849	76.19%
Retail gas stations	33,844	23.74%	23,028	24.08%
Sales tax and surcharges	(315)	(0.22)%	(265)	(0.27)%
Total net sales	$142,572	100.00%	$95,612	100.00%

Sales from wholesale distribution for the year ended March 31, 2009 increased by $36.2 million, or 49.7%, from the same period in 2008. Sales volume for the year ended March 31, 2009 increased by 31,166 metric tons, or 28.5%, to 140,515 metric tons from 109,349 metric tons for the same period in 2008, as a result of increased sales to our existing customers. Average selling prices also increased by approximately 7% year over year.

Sales from retail gas stations for the year ended March 31, 2009 increased by $10.8 million or 47.0%, from the same period in 2008. Sales volume for the year ended March 31, 2009 increased by 6,144 metric tons, or 19%, to 38,482 metric tons from 32,338 metric tons for the same period in 2008, from increase in sales per gas station. In addition, average selling prices increased by approximately 14% year over year.

The following table sets forth our average per metric ton selling prices by business segments for the periods indicated:

	Years ended March 31
	2009	2008
Wholesale distribution of finished oil	$776	$723
Retail gas stations	$879	$772

Cost of Sales and Gross Profit Margin

Cost of sales includes inventory cost of products sold. The following table sets forth the components of our cost of sales and gross profit both in absolute amount and as a percentage of net sales for the periods indicated (amounts in thousands):

	Years ended March 31,
	2009		2008
Net sales	$142,572	100.00%	$95,612	100.00%
Cost of sales	(124,548)	(87.36)%	(82,356)	(86.14)%
Gross profit	$18,024	12.64%	$13,256	13.86%

Cost of sales increased by $42.2 million from the year ended March 31, 2008 to the year ended March 31, 2009 due to increased sales activities. At the same time, cost of sales as a percentage of net sales increased from 86.1% to 87.3%. Consequently, gross margin as a percentage of net sales decreased to approximately 12.6% for the year ended March 31, 2009 from approximately 13.9% a year ago.

The following table sets forth net sales, cost of sales, gross profit and gross margin by business segments for the periods indicated (amounts in thousands):

	Years ended March 31,
	2009				2008
	Net sales	Cost of sales	Gross profit	Gross margin	Net sales	Cost of sales	Gross profit	Gross margin
Wholesale distribution of finished oil	$108,804	$(97,507)	$11,297	10.38%	$72,648	$(63,467)	$9,181	12.64%
Gas stations	33,768	(27,041)	6,727	19.92%	22,964	(18,889)	4,075	17.75%
Total	$142,572	$(124,548)	$18,024	12.64%	$95,612	$(82,356)	$13,256	13.86%

Selling, General and Administrative Expenses

Selling expenses increased by $547 thousand from the year ended March 31, 2008 to the year ended March 31, 2009. The increase was mainly due to increased sales activities, which resulted in increase freight expense. Increased rental expense of our gas stations was also a contributing factor.

General and administrative expenses increasing by $354 thousand from the year ended March 31, 2008 to the year ended March 31, 2009, due to increase in payroll and other administrative expenses.

Interest Expenses

Interest expenses increased to $393 thousand for the year ended March 31, 2009 from $313 thousand for the same period in 2008. The increase was mainly due to the increase in the amount of our short-term loans year over year, from $3.0 million to $2.0 million, to meet the Company’s working capital needs.

Income Tax Expenses

Income tax expenses for the year ended March 31, 2009 increased by $1.1 million from the same period in 2008. Although our income tax rate changed from 33% to 25% on January 1, 2008, higher taxable income generated period over period resulted in the increased income tax expenses.

Net Income

Net income from our two business segments for the year ended March 31, 2009 increased by $2.7 million from the year ended March 31, 2008. This increase was mainly attributable to the increase in net sales offset by increase in cost of sales and operating expenses.

Liquidity and Capital Resources

In summary, our cash flows were as follows for the periods indicated (amounts in thousands):

	Three months ended		Years ended
	June 30,		March 31,
	2010	2009	2010	2009	2008
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$4,335	$4,720	$22,185	$14,044	$(2,833)
Net cash (used in) provided by investing activities	(260)	(24)	(5,192)	(4,043)	27
Net cash (used in) financing activities	$(942)	$(4,465)	$(16,254)	$(9,247)	$(2,817)

We presently finance our operations primarily from the cash flow from our operations and short term bank loans, and we anticipate that this will continue to be our primary source of funds to finance our short-term cash needs. If we require additional capital to expand or enhance our existing facilities, we may consider debt or equity offerings or institutional borrowing as potential means of financing.

Three months ended June 30, 2010

As of June 30, 2010, we had cash and cash equivalents of $4.9 million, other current assets of $45.1 million and current liabilities of $26.6 million.

Net cash provided by operating activities for the three months ended June 30, 2010 was $4.3 million as compared with net cash provided by operating activities of $4.7 million for the same period in 2009. This decrease was mainly attributable to increased advance payment made to our suppliers as required by our agreements with them.

Net cash used in investing activities was $260 thousand for the three months ended June 30, 2010, compared with $24 thousand used in investing activities for the same period in 2009. This increase in net cash used in investing activities was mainly due to increase in purchase of fixed assets.

Net cash used in financing activities was $1.0 million for the three months ended June 30, 2010, compared with $4.5 million net cash used in financing activities for the same period in 2009. Orient Petroleum declared and paid $8 million in dividends to its equity owners during the three months ended June 30, 2009, while none was declared or paid during the same period in 2010, which resulted in the decrease in net cash used in financing activities.

Year ended March 31, 2010

As of March 31, 2010, we had cash and cash equivalents of $1.7 million, other current assets of $35.3 million and current liabilities of $19.4 million.

Net cash provided by operating activities for the year ended March 31, 2010 was $22.2 million compared with net cash provided by operating activities of $14.0 million for the same period in 2009. This increase was mainly attributable to increase in both net income and short-term notes payables.

Net cash used in investing activities was approximately $5.2 million for the year ended March 31, 2010, compared with $4.0 million used in investing activities for the same period in 2009. This increase in net cash used in investing activities was mainly due to increased long-term lease payments for our gas stations.

Net cash used in financing activities was $16.3 million for the year ended March 31, 2010, compared with $9.2 million net cash used in financing activities for the same period in 2009. The increase in net cash used in financing activities was mainly due to dividends totaling $23 million declared and paid by Orient Petroleum to its equity owners through March 31, 2010, offset by their capital injection to Orient Petroleum of $10 million made in December 2009. No dividends were declared or paid by Orient Petroleum since then.

Year ended March 31, 2009

As of March 31, 2009, we had cash and cash equivalents of $993 thousand, other current assets of $23.7 million and current liabilities of $7.2 million.

Net cash provided by operating activities for the twelve months ended March 31, 2009 was $14.0 million compared with net cash provided by operating activities of $2.8 million for the same period in 2008. This increase was mainly attributable to increase in both net income and short-term notes payables

Net cash used in investing activities was $4.0 million for the twelve months ended March 31, 2009, compared with $27 thousand cash provided by investing activities for the same period in 2008. This increase in net cash used in investing activities was mainly due to increase in long-term lease payments for our gas stations.

Net cash used in financing activities was $9.2 million for the twelve months ended March 31, 2009, compared with $2.8 million net cash used in financing activities for the same period in 2008. The increase in net cash used in financing activities was mainly due to dividends totaling $6 million declared and paid by Orient Petroleum to its equity owners through March 31, 2009, as well as repayment of short-term borrowings over the period.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations and Commitments

The following table summarizes our significant contractual obligations as of June 30, 2010 (amounts in thousands):

	Payment Due by Period
		Less Than			After
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Amounts expressed in thousands)

Operating leases	$898	$88	$118	$118	$574
Total contractual cash obligations	$898	$88	$118	$118	$574

Quantitative and Qualitative Disclosures about Market Risks

In the normal course of business, we do not hold or issue financial instruments which expose us to interest rate and foreign exchange rate risks. However, our operations are affected by certain commodity price movements. We historically have not used derivative instruments for hedging or trading purposes. Such activities are subject to policies approved by our senior management.

Interest Rate Risk

We do not hold any financial instruments that are sensitive to changes in interest rate. Hence we do not have any interest risk exposure

Foreign Exchange Rate Risk

The RMB is not a freely convertible currency. Limitation in foreign exchange transactions imposed by the PRC government could cause future exchange rates to vary significantly from current or historical exchange rates.

Since our business is conducted primarily in RMB, and we do not have any foreign currency payments for imported equipments or materials, we do not have any foreign exchange rate risk exposure.

Commodity Price Risk

We purchase gasoline, diesel, naphtha (primarily used as additive for methanol), methanol and gasoline addictives from various petroleum refineries and suppliers in the PRC. We enter into one-year contracts with our suppliers that require us to purchase a minimum amount of specified oil products at market price during the year. Market prices are affected by various factors such as changes in global and regional politics and economy, the demand and supply of crude oil and refined products. We do not use any derivative instruments to evade such price risks.

DESCRIPTION OF PROPERTY

The following table provides a general description of our current offices and facilities:

Principal Activities	Location	Area (approximate square meters)	Land Use Right or Lease Expiration Date/Lease Term
Headquarters (1)	Xi’an	534.64	One year term
Storage Depot (2)	Xi’an	15,333.33	April 30, 2025
Storage Depot (3)	Xi’an	12,333.33	March 31, 2023
Sales Offices (4)	Shaanxi Province	128.33	Various lease terms
Gas Stations – Owned (5)	Shaanxi Province	N/A	N/A
Gas Stations – Leased (6)	Shaanxi Province	N/A	10 to 15 years lease term

(1)
Our headquarters is comprised of seven leases, including six for offices and one for cafeteria. Five of the leases expire in January 2011 and two expire in April 2011. Annual lease obligation for our headquarters in the aggregate is RMB 16,167.

(2)	We purchased the depot from a non-state owned petroleum company in 2005 for RMB 20.5 million. Annual payment to retain our land use right is RMB 400,000.

(3)	Our annual lease obligation is RMB 650,000.

(4)
We maintain three sales offices in Shaanxi Province to support our whole distribution business. The lease terms vary, expiring on December 31, 2011, December 31, 2012, and July 19, 2019, respectively. Annual lease obligation for these offices in the aggregate is RMB 44,400.

(5)	We own two gas stations, and their land use rights are retained by the parties from whom we acquired the gas stations. Such parties are responsible for all land use right related fees and expenses.

(6)	We currently operate 11 gas stations under renewable 10-15 years lease agreements with their owners. Our annual lease obligation for these stations in the aggregate is RMB 60,500.

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants landholders a land use right in exchange for a purchase price for such right. The land use right allows its holder the right to use the land for a specified long-term period of time and enjoys all the interests of ownership of the land.

For more details regarding our leases, please see Note 4, “Prepaid Expenses,” and Note 10, “Commitments and Contingencies” of the notes to our audited financial statements for the three months ended June 30, 2010 and 2009, and for the years ended March 31, 2010, 2009 and 2008 included elsewhere in this Form 8-K, which sections are incorporated here by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Prior to Change of Control

The following table sets forth information regarding the beneficial ownership of the Registrant’s common stock as of September 6, 2010, for each of the following persons, immediately prior to the Closing of the Exchange:

•	each person who was a director or executive officer of the Registrant immediately prior to the Closing the Exchange;

•	all such directors and executive officers as a group; and

•	each person (including any group) who is known by the Registrant as to own beneficially five percent or more of the Registrant’s common stock immediately prior the Closing of the Exchange.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. The percentage of class beneficially owned set forth below is based on 7,900,000 shares of common stock issued and outstanding as of September 6, 2010, immediately prior to the Closing of the Exchange.

Executive officers and directors:	Number of Shares beneficially owned (1)	Percentage of class beneficially owned
Terry Hahn, President, CEO, CFO and sole Director (2)	0	0.00%
All directors and executive officers as a group (one person)	0	0.00%

5% Shareholders:
Hong Gao (3)	13,250,000	82.04%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 6, 2010. Percentage totals may vary slightly due to rounding.

(2)	Mr. Hahn’s address is 21-10405 Jasper Avenue, Edmonton, Alberta, T5J 3S2, Canada.

(3)	Ms. Gao’s address is Suite 303, Building 19, Liulitunbeili, Chaoyang District, Beijing, PRC.

Security Ownership After Change of Control

The following table sets forth information regarding the beneficial ownership of the Registrant’s common stock as of September 7, 2010, for each of the following persons, after the Closing of the Exchange:

•	each person named to be a director and/or executive officer of the Registrant in connection with the Exchange;

•	all such directors and executive officers as a group; and

•	each person (including any group) who is known by the Registrant as to own beneficially five percent or more of the Registrant’s common stock after the Closing of the Exchange.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. The percentage of class beneficially owned set forth below is based on 30,000,000 shares of common stock issued and outstanding as of September 7, 2010, immediately following the Closing of the Exchange.

Executive officers and directors: (1)	Number of Shares beneficially owned (2)	Percentage of class beneficially owned (2)
Anping Yao (3)	16,915,212	56.38%
Bin Fu (4)	55,800	*
Yan Tian (5)	279,000	*
All directors and executive officers as a group (three persons)	17,250,012	57.50%

5% Shareholders: (1)
Ultimate Sino Holdings Limited (6)	18,386,100	61.29%

* Less than 1%.

(1)	Unless otherwise noted, the address for each of the named beneficial owners is: 1 Xingqing Rd., Cuiting Plaza, Suite 2201, Xi’an, Shaanxi Province, PRC 710032.

(2)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 7, 2010. Percentage totals may vary slightly due to rounding.

(3)
Represents shares held directly by Ultimate Sino Holdings Limited (“Ultimate”), a British Virgin Islands company and majority shareholder of Orient immediately prior to the Exchange. Pursuant to the terms of the Exchange Agreement, the Registrant issued 18,386,100 common shares to Ultimate at the Closing of the Exchange, of which Mr. Yao is an indirect beneficiary of 16,915,212 common shares, as he holds an option to acquire shares of Ultimate.  Pursuant to a certain Call Option Agreement dated August 12, 2010, Mr. Yao has the right to acquire 92% of the issued and outstanding capital stock of Ultimate (equal to his percentage ownership of Orient) from the sole shareholder of Ultimate.

(4)
Represents shares held directly by Dynasty Wisdom Limited (“Dynasty”), a British Virgin Islands company and a minority shareholder of Orient immediately prior to the Exchange. Pursuant to the terms of the Exchange Agreement, the Registrant issued 1,395,000 common shares to Dynasty at the Closing of the Exchange, of which Mr. Fu is an indirect beneficiary of 55,800 common shares, equal to his percentage ownership of Dynasty.

(5)
Represents shares held directly by Opal Treasure Limited (“Opal”), a British Virgin Islands company and a minority shareholder of Orient immediately prior to the Exchange. Pursuant to the terms of the Exchange Agreement, the Registrant issued 1,143,900 common shares to Opal at the Closing of the Exchange, of which Ms. Tian is an indirect beneficiary of 279,000 common shares, equal to her percentage ownership of Opal.

(4)	The address of Ultimate is Room AB, 22/F Cuiting Mansion, Xingqing Road Zhong Duan, Xi’an, Shaanxi Province, PRC 710048.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers Prior to Change of Control

The Registrant’s officers and directors prior to the Closing of the Exchange Transaction and information concerning them are as follows:

Name	Age	Position
Terry Hahn	53	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

Biographical Information

Terry Hahn, age 53, had been the Registrant’s president, chief executive officer, chief financial officer, treasurer and secretary since its inception, as well as its sole director. From 1986 to date, Mr. Hahn has been involved in business start-ups, business management, consulting and investment research, and has been involved with businesses in the music, retail, insurance and property management industries. Mr. Hahn graduated with Bachelor of Science in Electrical Engineering at the University of Alberta in 1977.

Directors and Executive Officers After Change of Control

Pursuant to the Exchange Agreement, Mr. Hahn resigned as the Registrant’s president, chief executive officer, chief financial officer, treasurer, secretary and sole director, and the following persons were appointed in his place, effective as of the Closing of the Exchange:

Name	Age	Position
Anping Yao *	52	Chief Executive Officer and Chairman of the Board of Directors
Bin Fu *	51	Chief Financial Officer and Secretary
Yan Tian	48	Director

* Denotes an executive officer

Biographical Information

Anping Yao founded Xi’an Lianhu Petroleum Chemical Co., Ltd. (“Lianhu Petroleum”) in September 1991, which became Orient Petroleum on December 4, 1996. Mr. Yao currently serves as the vice president of the Petroleum Association of Shaanxi Province, a non-profit association organized by local petroleum companies to provide general information on the petroleum industry and regulate the local petroleum market in terms of environmental protection, quality control and staff training. Prior to his founding of Lianhu Petroleum, Mr. Yao worked at Xi’an 7226 Factory from 1987 to 1990 and served in the Chinese Army from 1975 to 1986.

Bin Fu graduated from Shaanxi Financial Institute in 1982 with a bachelor degree in Economics. Mr. Fu formerly worked as the financial manager and financial supervisor consecutively at Xi’an Shiji Jinhua Holding Company from January 1999 to September 2006. Mr. Fu formerly worked as the financial supervisor at Shaanxi Haifujia Chunqiu Industry Co., Ltd. from September 2006 to May 2010.

Yan Tian graduated from the Lanzhou Military Medical School in May 1985 and formerly worked as a mid-level clinical doctor at Xi’an 323 Hospital from June 1985 to October 2002. Ms. Tian has been serving as the director and the general manager of human resources of Orient Petroleum since she joined the Company in November 2002.

Family Relationships

Other than Anping Yao and Yan Tian, who are husband and wife, there are no family relationships between or among any of the Registrant’s sole director and executive officer serving prior to the Exchange and the directors and executive officers appointed in connection with the Exchange.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of the officers or directors appointed in connection with the Exchange from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with the Registrant so enjoined.

Board of Directors

In connection with the Exchange, the Registrant’s board of directors is now composed of two members.  All members of the board of directors serve in this capacity until the next annual meeting of the shareholders.  The Registrant’s bylaws provide that the authorized number of directors will be not less than one and no more than nine.

In connection with the Exchange, Anping Yao has been appointed to the Registrant’s board of directors as chairman.  In this capacity Mr. Yao will be responsible for meeting with the Registrant’s chief financial officer to review financial and operating results, reviewing agendas and minutes of board and committee meetings, and presiding at the meetings of the board of directors.

Board Committees; Director Independence

As of the date of this Form 8-K, the Registrant’s board of directors has not appointed a nominating committee, audit committee or compensation committee, or committees performing similar functions, nor does it have a written nominating, compensation or audit committee charter. The Registrant also does not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. The functions ordinarily handled by these committees are currently handled by the entire board of directors. The board of directors intends, however, to review the governance structure and institute board committees as necessary and advisable in the near future, to facilitate the management of the Registrant’s business.

None of the directors appointed in connection with the Exchange are considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Registrant is not currently subject to any law, rule or regulation, however, requiring that all or any portion of its board of directors include "independent" directors.

The Registrant currently does not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. The Registrant currently also does not have any specific or minimum criteria for the election of nominees to the board of directors and does not have any specific process or procedure for evaluating such nominees. The entire board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A stockholder who wishes to communicate with the board of directors may do so by directing a written request addressed to the Registrant’s chief executive officer at the address appearing on the face page of this Form 8-K. The Registrant does not have a policy regarding the attendance of board members at the annual meeting of shareholders.

Code of Ethics

The Registrant has not adopted a code of ethics as of the date of this Form 8-K. However, the Registrant intends to adopt a code of ethics in the near future.

Section 16(a) Beneficial Ownership Compliance

Not applicable.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Registrant’s board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended March 31, 2010, 2009 and 2008, by the Registrant’s chief executive officer, chief financial officer and each of the other two highest paid executives, if any, whose total compensation exceeded $100,000 during such periods.

Name and Principal Position	Year ended March 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	2010	0	0	0	0	0	0	0	0
Anping Yao	2009	0	0	0	0	0	0	0	0
current CEO (1)	2008	0	0	0	0	0	0	0	0

	2010	0	0	0	0	0	0	0	0
Bin Fu	2009	0	0	0	0	0	0	0	0
current CFO (2)	2008	0	0	0	0	0	0	0	0

Terry Hahn	2010	0	0	0	0	0	0	0	0
former CEO and	2009	0	0	0	0	0	0	0	0
CFO (3)	2008	0	0	0	0	0	0	0	0

(1)
Mr. Yao was appointed as the Registrant’s chief executive officer on September 7, 2010, in connection with the Exchange. Mr. Yao’s compensation for the periods reported was paid to him by Orient Petroleum.  Mr. Yao’s compensation, for reporting purposes, has been converted to U.S. Dollars at the conversion rate of 6.8289 RMB to one U.S. dollar for 2010, 6.8671 RMB to one U.S. dollar for 2009, and 7.4535 RMB to one U.S. dollars for 2008.

(2)
Bin Fu was appointed as the Registrant’s chief financial officer on September 7, 2010, in connection with the Exchange. Mr. Fu’s compensation for the periods reported was paid to him by Orient Petroleum.  Mr. Fu’s compensation, for reporting purposes, has been converted to U.S. Dollars at the conversion rate of 6.8289 RMB to one U.S. dollar for 2010, 6.8671 RMB to one U.S. dollar for 2009, and 7.4535 RMB to one U.S. dollars for 2008.

(3)
Mr. Hahn resigned as the Registrant’s president, chief executive officer, chief financial officer, treasurer and secretary on September 7, 2010, in connection with the Exchange. Mr. Hahn’s compensation for the periods reported are based on the Registrant’s prior fiscal year end of May 31, which has been changed to March 31 in connection with the Exchange.

Employment Agreements

The Registrant currently has no employment agreements with any of its executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of its executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Employment Agreements of Orient Petroleum

Orient Petroleum has employment agreements with certain members of its management team, including Gongping He, vice-president of operation, Ruike Yuan, vice-president of administration, Xuewu Chen, vice-president of sales, Na Li, vice-president of financial affairs, and Yong Yang, sales manager. These employment agreements provide for a term of one year, commencing January 1, 2010, and a basic salary that includes the premium for social insurance coverage. Orient Petroleum has the right to adjust the basic salary based on its financial results. The employment agreements are also subject to termination upon a 30-day notice by any party.

Director Compensation

          Currently, the Registrant does not pay any compensation to members of its board of directors for their service on the board.  However, the Registrant intends to review and consider future proposals regarding board compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Share Exchange Agreement

On September 7, 2010, the Registrant executed the Exchange Agreement with Orient and the Orient Stockholders. Orient owns 100% of Orient Hong Kong, which in turns owns 100% of Orient Xi’an.

On the Closing Date of the Exchange Agreement, the Registrant issued 27,100,000 shares of its common stock to the Orient Stockholders in exchange for 100% of the issued and outstanding common stock of Orient. After the Closing, the Registrant has a total of 30,000,000 shares of common stock outstanding, with the Orient Stockholders owning approximately 90.33% of the Registrant’s total issued and outstanding common shares.

As a result of the Exchange, the Orient Stockholders became the Registrant’s controlling shareholders and Orient became the Registrant’s wholly owned subsidiary. In connection therewith, the Registrant acquired the business and operations of Orient Petroleum Group, which principal business activities are conducted by Orient Petroleum in China.

LEGAL PROCEEDINGS

             Currently there are no legal proceedings pending or threatened against the Registrant.  From time to time, however, the Registrant may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Registrant’s business.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

             The Registrant’s common stock is traded on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol “XTML.OB”. Since inception, there has been no trading in the Registrant’s shares.

Holders

             As of September 7, 2010, immediately after the Closing of the Exchange, there were 14 shareholders of record of the Registrant’s common stock based upon the shareholders’ listing provided by the Registrant’s transfer agent, Empire Stock Transfer, Inc., whose address is 1859 Whitney Mesa Drive, Henderson, Nevada 89014, and whose phone number is (702) 818-5898.

Dividends

The Registrant has never paid cash dividends on its common stock.  We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.  Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant.  Our retained earnings deficit currently limits our ability to pay dividends.

RECENT SALES OF UNREGISTERED SECURITIES

              Reference is made to Item 3.02 of this Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF SECURITIES

General

              The Registrant’s authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share. After the Closing of the Exchange, the Registrant has 30,000,000 shares of common stock issued and outstanding held by approximately 14 stockholders of record.

Common Stock

              Holders of the Registrant’s common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of common stock representing a majority of the voting power of the Registrant’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Registrant’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Registrant’s Articles of Incorporation. The Registrant’s Articles of Incorporation does not provide for cumulative voting in the election of directors.

             Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of common stock have no pre-emptive rights or conversion rights, and there are no redemption provisions applicable to the common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Nevada’s Revised Business Statutes, the Registrant adopted Bylaws with the following indemnification provisions for its directors and officers:

“(a)The Directors shall cause the Corporation to indemnify a Director of former Director of the Corporation and the Directors may cause the Corporation to indemnify a director or former director of a corporation of which the Corporation is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or here being or having been a Director of the Corporation or a director of such corporation, including an action brought by the Corporation or corporation.  Each Director of the Corporation on being elected or appointed is deemed to have contracted with the Corporation on the terms of the foregoing indemnity.

 (b) The Directors may cause the Corporation to indemnify an officer, employee or agent of the Corporation or of a corporation of which the Corporation is or was a shareholder (notwithstanding that he is also a Director), and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or them and resulting from his or her acting as an officer, employee or agent of the Corporation or corporation.  In addition, the Corporation shall indemnify the Secretary or an Assistant Secretary of the Corporation (if he is not a full-time employee of the Corporation and notwithstanding that he is also a Director), and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or them and arising out of the functions assigned to the Secretary by the Corporation Act or these Articles and each such Secretary and Assistant Secretary, on being appointed is deemed to have contracted with the Corporation on the terms of the foregoing indemnity.

(c) The Directors may cause the Corporation to purchase and maintain insurance for the benefit of a person who is or was serving as a Director, officer, employee or agent of the Corporation or as a director, officer, employee or agent of a corporation of which the Corporation is or was a shareholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.”

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving the Registrant’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Registrant is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

Item 3.02	Unregistered Sales of Equity Securities

Exchange

On September 7, 2010, and as described under Item 2.01 above, pursuant to the Exchange Agreement, the Registrant issued 27,100,000 shares of its common stock to the Orient Stockholders in exchange for 100% of the issued and outstanding capital stock of Orient. The issuance of these shares was exempt from registration pursuant to Regulation S promulgated under the Securities Act. The Registrant made this determination based on the representations of the Orient Stockholders, which included, in pertinent part, that such shareholders were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholders were acquiring the Registrant’s common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of the Registrant’s common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 5.01	Changes in Control of Registrant

As more fully described in Items 1.01 and 2.01 above, on September 7, 2010, in connection with the Exchange, the Registrant issued 27,100,000 shares of its common stock to the Orient Stockholders in exchange for the transfer of 100% of the outstanding shares of Orient’s capital stock by the Orient Stockholders to the Registrant. As a result, the Orient Stockholders acquired control of the Registrant because the common shares issued to them equal approximately 90.33% of the Registrant’s outstanding shares of common stock (on a fully-diluted basis) on the Closing Date. Each share of the Registrant’s outstanding common stock entitles the holders of common stock to one vote. Thus, the Orient Stockholders hold the majority number of the Registrant’s voting shares on a fully diluted basis.

In connection with the Closing of the Exchange, and as explained more fully in Item 2.01 above under the section titled “Management” and in Item 5.02 below, effective on September 7, 2010, Terry Hahn resigned as the Registrant’s president, chief executive officer, treasurer, chief financial officer, secretary and sole director, and new officers and directors were appointed, effective as of the Closing of the Exchange.

The closing of the transactions under the Exchange Agreement, which resulted in the change of control of the Registrant, occurred on September 7, 2010.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As more fully described in Items 1.01, 2.01 and 5.01 above, on September 7, 2010, in connection with the Exchange, Terry Hahn resigned as the Registrant’s president, chief executive officer, treasurer, chief financial officer, secretary and sole director. In his place, Mr. Anping Yao was appointed president and chief executive officer, and Mr. Bin Fu as chief financial officer and secretary, effective September 7, 2010. Additionally, Mr. Yao and Ms. Yan Tian were appointed to the board of the directors in place of Mr. Hahn effective September 7, 2010, with Mr. Yao as the chairman.

There are no family relationships between or among any of the former and newly appointed directors or executive officers. Other than the transactions in connection with the Exchange, as described above in Item 2.01, no transactions occurred in the last two years to which the Registrant was a party in which the above-mentioned officers and/or directors had or is to have a direct or indirect material interest.

Descriptions of the business backgrounds and any compensation arrangements with the newly appointed directors and officers can be found in Item 2.01 above, in the sections titled “Management” and “Executive Compensation,” and such descriptions are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 7, 2010, and pursuant to the Exchange Agreement, the Registrant changed its fiscal year end from May 31 to March 31 to conform to the fiscal year end of Orient Petroleum Group.

On September 7, 2010, the Registrant’s board of directors adopted resolutions by unanimous written consent to amend (i) Article I, Section 6(b) of the Bylaws in order to change the quorum required to conduct a meeting of shareholders, and (ii) Article I, Section 7 of the Bylaws in order to clarify the votes required to carry an action at a meeting of shareholders. The Bylaws previously provided that two shareholders present in person or by proxy constituted a quorum, and did not specify the votes required to carry an action. A copy of the amended Article I, Section 6(b) and Section 7 of the Bylaws is included as Exhibit 3.3 to this Form 8-K.

Item 5.06	Change in Shell Company Status

As explained more fully in Item 2.01 above, the Registrant was a "shell company" (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the Closing of the Exchange. As a result of the Exchange, Orient became the wholly-owned subsidiary of the Registrant. Consequently, the Registrant believes that the Exchange has caused it to cease to be a shell company. For information about the Exchange, please see the information set forth above under Item 2.01 of this Form 8-K above, which information is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits

As more fully described in Item 2.01 above, on September 7, 2010, the Registrant executed the Exchange Agreement with Orient and the Orient Stockholders. The Closing of this Exchange Transaction occurred on September 7, 2010. Orient is the registered owner of 100% of the registered capital of Orient Hong Kong, which in turn owns 100% of Orient Xi’an. As a result of its acquisition of Orient pursuant to the Exchange Agreement, the Registrant’s principal business activities after the Exchange shall continue to be conducted through Orient Xi’an.

(a)	Financial statements of businesses acquired.

The audited combined financial statements of Orient as of March 31, 2010, 2009 and 2008 are filed as Exhibit 99.1 to this Form 8-K and are incorporated herein by reference.

(b)	Pro forma financial information.

           The unaudited pro forma consolidated financial statements of the Company and Orient Petroleum Group as of  June 30, 2010 and March 31, 2010 are filed as Exhibit 99.2 to this Form 8-K and are incorporated herein by reference.

(c)	Shell company transactions.

Reference is made to Items 9.01(a) and 9.01(b) above and the exhibits referred to therein, which are incorporated herein by reference.

(d)	Exhibits

INDEX TO EXHIBITS

Exhibit	Description

2.1	Share Exchange Agreement by and among Xtreme Link, Inc. (the “Registrant”), Hong Gao, Orient New Energy Investments Limited (“Orient”) and the shareholders of Orient dated September 7, 2010 *
3.1	Articles of Incorporation of the Registrant (1)
3.2	By-Laws of the Registrant (1)
3.3	Text of Amendment to Bylaws of the Registrant*
99.1
Audited combined financial statements of Orient for the years ended March 31, 2010, 2009 and 2008, and unaudited combined financial statements for the three months ended June 30, 2010 and 2009, and accompanying notes to combined financial statements*

99.2	Unaudited pro forma consolidated financial statements of the Registrant and Orient as of June 30, 2010 *
99.3	Consulting Services Agreement entered into between Orient New Energy Xi’an Ltd. (“Orient Xi’an”) and Xi’an Orient Petroleum Group Co., Ltd. (“Orient Petroleum”) on August 12, 2010*
99.4	Operating Agreement entered into among Orient Xi’an, Orient Petroleum and the owners of Orient Petroleum on August 12, 2010*
99.5	Equity Pledge Agreement entered into between Orient Xi’an and the owners of Orient Petroleum on August 12, 2010*
99.6	Option Agreement entered into between Orient Xi’an and the owners of Orient Petroleum on August 12, 2010*
99.7	Voting Rights Proxy Agreement entered into between Orient Xi’an and the owners of Orient Petroleum on August 12, 2010*
99.8	Call Option Agreement entered into between Jia Rosales Yao and the owners of Orient Petroleum on August 12, 2010*
99.9	Entrustment Agreement entered into between Jia Rosales Yao and the owners of Orient Petroleum on August 12, 2010*
99.10	Oil Storage Depot Lease Agreement entered into between Orient Petroleum and Shaanxi Wanjie Trade Co., Ltd. on March 24, 2008*
99.11	Loan Agreement between Orient Petroleum and China Construction Bank dated April 26, 2009*
99.12	Loan Agreement between Orient Petroleum and EverBright Bank dated September 6, 2009*
99.13	Purchase Agreement between Orient Petroleum and Yulin Gas Chemical Co., Ltd. dated December 15, 2009
99.14	Purchase Agreement between Orient Petroleum and Huawei Commerce Co., Ltd. dated December 20, 2009
99.15	Purchase Agreement between Orient Petroleum and Xi’an Putian Petroleum Co., Ltd. dated December 20, 2009
99.16	Purchase Agreement between Orient Petroleum and Shaanxi Yanchang Petroleum (Group) Co., Ltd. dated December 23, 2009
99.17	Form of Orient Petroleum’s Gas Station Lease Agreement

*	Filed herewith.
(1)	Filed as an Exhibit to the Registration Statement on Form SB-2 filed with the SEC on December 17, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTREME LINK, INC.

Dated: September 9, 2010	By:	/s/ Anping Yao
Anping Yao
Chief Executive Officer